EXHIBIT 10.4

    [Doyon Exploration Option Agreement by and between the Company and Doyon
                   Limited, effective as of January 1, 2002]

                              AMENDED AND RESTATED
                                OPTION AGREEMENT
                                     between
                                 DOYON, LIMITED
                                       and
                          NORTH STAR EXPLORATION, INC.

                      made effective as of January 1, 2002

                                Table of Contents

Section                                                                    Page

1.  DEFINITIONS..............................................................3
2.  GRANT OF EXPLORATION RIGHTS AND OPTION TO LEASE.........................10
    2.1      Grant..........................................................10
    2.2      Separate Surface Use Agreements................................10
    2.3      Governmental Permits and Approvals.............................11
    2.4      No Reliance....................................................12
3.  OPTION PAYMENTS.........................................................12
    3.1      Initial Payment and Execution of Equity Participation
             Agreement......................................................12
    3.2      Later Option Payments..........................................12
    3.3      Scholarship Donations..........................................12
4.  EXPLORATION MANAGEMENT AND EXPLORATIONEXPENDITURE COMMITMENTS FOR
    EXHIBIT APROPERTIES AND EXHIBIT B PROPERTIES............................13
    4.1      Exploration Management.........................................13
    4.2      Mandatory Expenditures.........................................13
    4.3      Exploration Program and Budget.................................14
    4.4      Sampling.......................................................14
    4.5      Guarantee of Exploration Expenditures..........................14
5.  EXERCISE OF OPTION AND EXECUTION OF LEASE...............................15
    5.1      Prefeasibility Study; Designated Areas.........................15
    5.2      Request for Conveyance and Execution of Lease..................16
6.  CONDUCT OF OPERATIONS...................................................16
    6.1      Operational Standards and Compliance with Laws.................16
    6.2      Condition of Sites and Facilities; Reclamation Bond............17
    6.3      Archaeological and Cultural Resources Clearances...............17
    6.4      Notice of Non-Responsibility...................................18
    6.5      Liens and Encumbrances.........................................18
    6.6      Taxes..........................................................18
    6.7      Insurance......................................................19
    6.8      Indemnification................................................19
    6.9      Coordination of Surface Uses; Reservation by Doyon of
             Alluvial  Placer GoldOccurrences...............................19
    6.10     No Hunting, Fishing and Trapping; No Consumption of
             Alcoholic Beverages............................................20
    6.11     Doyon's Liability Limitations..................................20
    6.12     Federal or State Mining Claims.................................20
7.  CONTRACTING AND HIRING PREFERENCES......................................21
    7.1      Contracting Preference.........................................21
    7.2      Hiring Preference..............................................21
    7.3      No Violation of Laws...........................................22
8.  INFORMATION AND REPORTS.................................................22
    8.1      Information....................................................22
    8.2      Reports........................................................23
9.  ACCESS TO THE PROPERTY AND SAMPLING BY DOYON............................26
    9.1      Entry..........................................................26

    9.2      Sampling.......................................................26
10. RELEASES AND CONVEYANCES OF PROPERTY....................................26
    10.1     Releases of Property by North Star; Annual Prioritization......26
    10.2     Release or Conveyance of Property in the Event of a BLM
             Requested Selection Reduction..................................27
    10.3     Notice of Selection Status.....................................28
11. TITLE...................................................................28
    11.1     Representations and Warranties.................................28
    11.2     Land Records...................................................29
    11.3     Title Curative Measures........................................29
12. NO REPRESENTATIONS CONCERNING CONDITION OF LAND.........................29
13. ACQUISITIONS WITHIN  EXPENDITURE AREA...................................29
    13.1     Acquisition by Doyon...........................................29
    13.2     Acquisition by North Star......................................29
    13.3     Other Agreements...............................................31
    13.4     Survival of Expenditure Area; 1997 Option Agreement............31
14. DEFAULT; TERMINATION OR ABANDONMENT OF PROPERTY.........................32
    14.1     Default........................................................32
    14.2     Abandonment....................................................32
    14.3     Termination....................................................32
15. FORCE MAJEURE...........................................................33
16. ASSIGNMENT AND SUBLEASE.................................................33
17. CONFIDENTIALITY.........................................................35
    17.1     General........................................................35
    17.2     Disclosures During Term of Agreement...........................35
    17.3     Disclosures After Expiration or Termination of Agreement.......36
    17.4     Exceptions To Consent Requirements.............................37
    17.5     Use of Doyon Logo and Name.....................................37
18. GENERAL PROVISIONS......................................................38
    18.1     Notice.........................................................38
    18.2     Governing Law..................................................39
    18.3     Arbitration....................................................39
    18.4     Entire Agreement...............................................40
    18.5     Binding Effect.................................................40
    18.6     Amendments and Waiver..........................................40
    18.7     Execution in Counterparts and by Facsimile.....................40
    18.8     Headings.......................................................41
    18.9     Time of Essence................................................41
    18.10    Currency.......................................................41
    18.11    Further Assurances.............................................41
    18.12    Rule Against Perpetuities......................................41
    18.13    Conflicts Between Exhibits and Schedules.......................42

                                   Attachments

EXHIBITS (Including Maps)
         A-1  Northway Village Block and Area of Interest
         A-2  Takotna Village Block and Area of Interest
         A-3  Highway Village Block (Healy Lake, Dot Lake and Tanacross) and
              Area of Interest
         A-4  Minto Village Block and Area of Interest
         A-5  Yukon Group Block (E. Tanana, Manley (Tofty) Township, Aloha and
              Tofty State Claims) and Area of Interest
         B    Form of Conveyance of Overriding Royalty
         C    Third Party Property Working Interest Elections
         D    Form of Mining Lease
         E    Amended and Restated Equity Participation Agreement

SCHEDULES
         A-1  Northway Village Block
         A-2  Takotna Village Block
         A-3 Highway Village Block (Healy Lake, Dot Lake and Tanacross) and Area of Interest
         A-4  Minto Village Block
         A-5 Yukon Group Block (E. Tanana, Manley (Tofty) Township, Aloha and Tofty State Claims) and Area of Interest

                      AMENDED AND RESTATED OPTION AGREEMENT

      THIS OPTION AGREEMENT ("this Agreement"), is made effective as of January 1, 2002, regardless of the dates upon which it actually is executed by the parties hereto, between

            DOYON, LIMITED ("Doyon"), an Alaska corporation, optionor,

            and

            NORTH STAR EXPLORATION, INC. ("North Star"), a Nevada corporation, optionee.

      A. WHEREAS, pursuant to the Alaska Native Claims Settlement Act, 43 U.S.C.ss. 1601 et seq., as amended ("ANCSA"), Doyon and the Villages (as defined below) have selected certain lands depicted on the maps attached hereto as Exhibits A-1 through A-5 ("the Maps") (said lands are also described in Schedules A-1 through A-5 attached hereto); and

      B. WHEREAS, pursuant to ANCSA, (1) Doyon has received from the United States, through the Bureau of Land Management (the "BLM"), conveyances of both the surface estate and the subsurface estate in and to portions of said lands ,
(2) Doyon reasonably believes that it has the right to receive from the United States, through the BLM, conveyances of both the surface estate and the subsurface estate in and to additional portions (but substantially less than all) of said lands, all of which conveyances have been or will be subject to certain Permitted Exceptions (as defined below), (3) Doyon reasonably believes that the Villages have received or have the right to receive conveyance from the United States, through the BLM, of the surface estate in and to some of said lands, and (4) Doyon has received or reasonably believes that it has the right to receive conveyance from the United States, through the BLM, of the subsurface estate in and to the lands in which the Villages receive conveyance of the surface estate; and

      C. WHEREAS, pursuant to ANCSA, Doyon has selected lands within the State of Alaska other than the Doyon Property (as defined herein) depicted on the Maps for possible conveyance and these other selected lands together with the Doyon Property (as defined herein) depicted on the Maps that it has selected exceed the total acreage allowed to Doyon under ANCSA, such that from time to time the BLM may require Doyon to identify portions of either those of the lands depicted on the Maps that it has selected but that have not yet been conveyed to it or the other selected lands, or both, that Doyon either does or does not desire to receive and either to take conveyances of certain lands (limited in amount to the remaining entitlements granted Doyon under ANCSA) or to release certain lands from the lands selected under ANCSA for conveyance to Doyon, or both; and

      D. WHEREAS, North Star acknowledges that (1) Doyon has no legal ability to direct a Village to request that the BLM convey to that Village and Doyon any particular lands that have been selected by the Village but not yet conveyed,
(2) certain lands that are or will be conveyed to a Village and Doyon may be subject to the restrictions on mineral activities set forth in section 14(f) of ANCSA, and (3) it has been advised by Doyon and understands that certain of the Villages have over-selected the amount of their entitlement under ANCSA with the result that Doyon will not be entitled to conveyance of that portion of the mineral estate in the Village Property where the Villages have over-selected land; and

      E. WHEREAS, although Doyon generally has not yet requested that the BLM convey to Doyon any of the lands depicted on the Maps that have been selected but have not yet been conveyed, based on Doyon's past experience in allowing other mineral development companies to explore selected lands, Doyon reasonably believes as follows: (1) The BLM will permit North Star, by and through Doyon, to have helicopter and other limited access to lands managed by the BLM and the BLM will grant the right to establish exploration camps for the purpose of conducting geological, geochemical, and geophysical surveys, low impact sampling, and limited drilling and test pit programs; (2) the National Park Service and the United States Fish and Wildlife Service may, on an ad hoc basis, permit North Star, by and through Doyon, to have limited helicopter and other access to lands respectively managed by the National Park Service and the United States Fish and Wildlife Service, and to conduct limited geological, geochemical, and geophysical surveys and other limited exploration activities; and (3) if Doyon requests conveyance of any of the lands depicted on the Maps that have been selected by it, such lands will be conveyed to it by the BLM via interim conveyance or patent, subject to certain Permitted Exceptions (as defined below), and any such interim conveyance or patent will enable Doyon to enter into a mineral lease with North Star for such lands to allow North Star to proceed with exploration for, development of, and production of certain minerals from such lands, if North Star otherwise is entitled to exercise its option to receive a lease as to such lands under the terms of this Agreement; and

      F. WHEREAS, North Star desires to conduct exploration for such minerals not only on those of the lands depicted on the Maps that have been selected by or conveyed to Doyon or a Village but also on certain lands surrounded by or adjoining such selected or conveyed lands, and the parties desire to identify those portions of the Doyon Property (as defined herein) which appear most promising for mineral production so that (1) North Star can both exercise its option to lease certain portions of said lands pursuant to this Agreement and release from this Agreement certain other portions of said lands that do not appear valuable for minerals, and (2) Doyon can from time to time request of the BLM conveyances of portions of said lands or release from its selections portions of said lands, or both, in accordance with the provisions of this Agreement; and

      G. WHEREAS, Doyon has agreed to grant to North Star the right to conduct mineral exploration activities on the Doyon Property depicted on the Maps to the extent Doyon has the power and authority to do so and has agreed to grant to North Star the option to lease portions thereof subject to the terms and conditions set forth in this Agreement, and

      H. WHEREAS, Doyon and North Star previously entered into an Option Agreement, dated May 27, 1997 (the "1997 Option Agreement"), pursuant to which Doyon granted to North Star certain rights in certain properties in the State of Alaska, some of which included the properties subject to this Agreement; and

      I. WHEREAS, Doyon and North Star wish to enter into this Agreement for the purpose and with the intent of amending, replacing and superceding the 1997 Option Agreement in its entirety;

      NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

      As used in this Agreement, unless the context otherwise requires, the following terms have the following meanings:

      1.1 "Affiliate" means a person, partnership (limited, general or otherwise), limited liability company, joint venture, corporation, or other entity or form of enterprise which, whether through equity ownership or through contractual obligations: (i) can control, either directly or indirectly, or be controlled by a party hereto, or such party's successors or assigns, or (ii) is under the common control, with a party hereto, or such party's successors or assigns, directly or indirectly, of a third person or other entity.

      1.2 "Alluvial Placer Gold Occurrences" means those gold occurrences which have resulted from the operation of rivers and streams including the sediments laid down in river and stream beds, flood plains, lakes, fans at the foot of mountain slopes, and estuaries and which can be developed through use of traditional placer mining techniques employing screening and trapping by use of gravity separation only; if minerals need to be crushed or otherwise processed prior to gravity separation, those materials and the gold found therein are not alluvial placers.

      1.3 "Area of Interest" means, with respect to the lands and interests depicted on any one of Exhibits A-1 through A-5, inclusive, attached hereto, (i) all interests in real property (other than Doyon Property) within the areas depicted on such Exhibit as being within a Block plus (ii) all interests in real property within the areas depicted on such Exhibit as being within the adjoining area, designated on such Exhibit as the "Area of Interest."

      1.4 "BLM Requested Selection Reduction" means a request to Doyon from the BLM to relinquish Doyon's ANCSA selection to a portion of the Doyon Selected Property.

      1.5 "Block" means, with respect to the lands and interests depicted on any one of Exhibits A-1 through A-5, inclusive, attached hereto, all of the Doyon Property within the areas depicted on such Exhibits as being subject to this Agreement. Each of Exhibits A-1 through A-5, inclusive, attached hereto thus depicts, inter alia, a separate and distinct Block of Doyon Property, with their associated Areas of Interests and Buffer Zones as follows:

         Exhibit A-1 shows the Northway Village Block
         Exhibit A-2 shows the Takotna Village Block
         Exhibit A-3 shows the Highway Village Block (Healy Lake, Dot Lake and
                 Tanacross) and Area of Interest
         Exhibit A-4 shows the Minto Village Block
         Exhibit A-5 shows the Yukon Group Block (E. Tanana, Manley (Tofty)
                 Township, Aloha and Tofty State Claims)

For the sake of clarity the Doyon Property constituting each of the Blocks is further described on Schedules A-1, A-2, A-3, A-4 and A-5 attached hereto, as follows:

         Schedule A-1:  Northway Village Block
         Schedule A-2:  Takotna Village Block
         Schedule A-3:  Highway Village Block (Healy Lake, Dot Lake and
                        Tanacross B and Tanacross A)
         Schedule A-4:  Minto Village Block
         Schedule A-5:  Yukon Group Block (E. Tanana, Manley (Tofty) Township,
                        Aloha and Tofty State Claims)

      1.6 "Buffer Zone" means with respect to the lands and interests depicted on any one of Exhibits A-1 through A-5, inclusive, attached hereto, (i) all interests in real property (other than Doyon Property or Area of Interest) within the areas depicted on such Exhibit as being within a Block, plus (ii) all interests in real property within the areas depicted on such Exhibit as being within the adjoining area designated on such Exhibit as the "Buffer Zone."

      1.7 "Commercial Production" means mineral production operations extracting at least 300 tons of Ore per day from the Premises, on average, for a continuous period of six (6) months, subject to periods of Force Majeure or periods in which operations of that type are suspended due to normal weather conditions. Any operation mining less than an average of 300 tons of Ore per day during a continuous period of less than six (6) months shall not, for the purposes of this Agreement, be regarded as capable of Commercial Production unless the results of the appropriate Feasibility Study indicate that an average of less than 300 tons of Ore per day is a viable level of full capacity production, whereupon the parties agree to discuss in good faith an alternative minimum tonnage requirement, and Doyon's consent to such an alternate minimum tonnage requirement may not be unreasonably withheld.

      1.8 "Designated Area" means the number of acres and tract configuration which should be included in a Mining Lease in order to exploit fully and efficiently the Mineral deposit(s) associated with a Prospect.

      1.9 "Doyon Conveyed Property" means those real property interests within the Expenditure Area that, as of the date of this Agreement or from time to time in the future, are conveyed to Doyon pursuant to ANCSA either by interim conveyance or by patent. Doyon

Conveyed Property generally includes the subsurface estate in and to particular lands; in some cases, Doyon Conveyed Property also includes the surface estate in and to particular lands.

      1.10 "Doyon Property" means all Doyon Selected Property, all Doyon Conveyed Property, all Village Conveyed Subsurface, and any real property interests acquired by Doyon pursuant to Section 13.1 of this Agreement.

      1.11 "Doyon Selected Property" means those real property interests within the Expenditure Area that are selected by Doyon pursuant to ANCSA but which have not yet been conveyed to Doyon. Doyon Selected Property generally includes both the surface estate and the subsurface estate in and to particular lands; in some cases, Doyon Selected Property includes only the subsurface estate in and to particular lands.

      1.12 "Exhibit A Properties" means the Doyon Property referred to and depicted on Exhibits A-1 through A-5 at any time.

      1.13 "Expenditure Area" means all of the lands within each Block plus all of the lands within each Block's associated Area of Interest, but not lands within a Block's Buffer Zone. For purposes of convenience each Block's Expenditure Area shall be designated as the "_________ Block Expenditure Area," such as the "Northway Village Block Expenditure Area."

      1.14 "Exploration Expenditures" means all actual, direct expenditures incurred after the date of this Agreement made by or on behalf of North Star on the Exhibit A Properties in ascertaining the existence, location, quantity, quality, or commercial value of deposits of Minerals within the Expenditure Area. Without limiting the generality of the foregoing, Exploration Expenditures shall include the following:

      (a)   a pro rata share (allocated on an hourly basis) of the salaries of
            (i) North Star's Denver office staff and (ii) North Star's geologists, landmen and technical employees, while either group is working on or for the direct benefit of the Exhibit A Properties, including but not limited to the costs of providing reports and samples to Doyon and attending any meetings required under this Agreement, but in the case of items (i) and (ii) in an amount not to exceed $200,000 in the aggregate in any Option Year;

      (b) the costs of (i) staking, filing and recording federal mining claims and state prospecting sites within the Expenditure Area and (ii) the cost of paying any Maintenance Fees, but in the case of items (i) and (ii), not to exceed the amount of $35,000 in the aggregate in any Option Year;

      (c)   the costs of any reclamation bond for operations on Doyon Property;
            and

      (d)   the costs of all archaeological and cultural resources surveys.

Notwithstanding the foregoing, for all Option Years Exploration Expenditures shall not include (a) payments made by North Star to Doyon pursuant to Section 3 below, (b) any costs associated with raising or managing equity capital, (c) other than as provided above, any costs incurred in acquiring Third Party Property within the Expenditure Area, (d) any payments made by North Star to third parties (in cash, services, or anything else of value) pursuant to agreements entered into with said third parties to acquire Third Party Property within the Expenditure Area, or (e) any salaries or benefits of officers of North Star, except for the salary (and not the benefits) of the officer of North Star whose primary responsibility is geologic evaluation of the Doyon Property and management of operations to be performed by North Star under this Agreement.

      1.15 "Feasibility Study" means a written report prepared by an independent mining consultant selected by North Star and approved by Doyon (whose approval shall not be unreasonably withheld) setting forth in detail an analysis of the economic and commercial viability of conducting operations for the production and sale of Mineral Products from a Mine in a Designated Area that recommends that all or part of the Designated Area should be brought into Commercial Production. It shall also describe in detail the method by which Commercial Production should be achieved and continued, including, where applicable, reasonably anticipated exploration costs which a joint venture formed hereunder would undertake to identify and quantify new mining reserves in the Designated Area and shall also contain an analysis of applicable environmental and reclamation laws and an estimate of the cost of complying with such laws. Such report shall be in such form as is ordinarily necessary to satisfy substantial international financing institutions for the purpose of determining the advisability of providing project financing on a commercially competitive basis taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry in the United States. During the preparation of any Feasibility Study, North Star shall make available to Doyon for review all drafts of the Feasibility Study as they become available to North Star together with all data upon which the Feasibility Study or drafts are based; provided, however, nothing herein contained shall be deemed to give Doyon any right of approval with respect to such drafts. Upon reasonable notice Doyon shall be invited to attend all formal project review meetings between the consultant and North Star held in connection with the preparation of any Feasibility Study.

      1.16 "Maintenance Fees" means all state and federal mining claim rental fees, mining claim maintenance payments and similar payments required by law to hold federal unpatented mining claims and state mining claims and prospecting sites.

      1.17 "Mine" means one or more open pits, underground workings, in situ operations, and processing facilities within a single Designated Area if such open pits, underground workings, in situ operations, and processing facilities are physically interrelated or for economic reasons should logically be developed in conjunction with one another.

      1.18 "Mineral(s)" means all substances (whether metallic or non-metallic) occurring naturally in the earth but excluding Other Minerals.

      1.19 "Mineral Products" means all Ores produced from the Premises which are sold, processed, or refined for their Mineral content and all products derived from such processing or refining including, without limitation, dore bullion, precipitates, and concentrates of Minerals.

      1.20 "Mining Lease" means any mining lease entered into pursuant to this Agreement using the form attached hereto as Exhibit D, as modified by the revisions contained in Exhibit D-1, with such further changes, if any, as may be agreed upon by Doyon and North Star as necessary and reasonable.

      1.21 "Native Corporation" has that meaning given in ANCSA.

      1.22 "Native" has that meaning given in ANCSA.

      1.23 "Option" means the option rights granted in Section 2.1(c) of this Agreement.

      1.24 "Option Period" means the period commencing on the date of this Agreement and ending at 11:59 p.m. P.S.T. on December 31, 2004, during which period North Star may exercise the Option.

      1.25 "Option Year" means any year during the Option Period commencing at 12:01 a.m. on January 1 and ending at midnight A.S.T. on the following December 31, with the effect that during the term of this Agreement there shall exist the possibility for three option years commencing January 1, 2002, January 1, 2003 and January 1, 2004, respectively.

      1.26 "Ore" means all material produced from the Premises that contains one or more Minerals and which in the sole discretion of North Star justifies either
(i) mining, extracting, or recovering from a place in the Premises and selling or delivering to a processing plant or refiner for physical or chemical treatment, or (ii) treating in situ in the Premises by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, natural or introduced, recovered by or for North Star from the Premises and sold, processed, or refined by or for North Star, and all Mineral and non-Mineral components of all such materials and solutions.

      1.27 "Other Minerals" means all Alluvial Placer Gold Occurrences, geothermal resources, sand, gravel, shot rock, aggregate, rock, building stone, limestone, peat, coal, lignite, oil, gas, other liquid or gaseous hydrocarbons, and all other substances occurring and producible naturally only as gases, liquids, or fluids from wells.

      1.28 "Permitted Exceptions" means such (i) reservations, exceptions, exclusions, restrictions, and limitations as may be included in interim conveyances or patents issued to Doyon or a Village for property within the Expenditure Area pursuant to ANCSA, including but not limited to the following: valid existing rights (including but not limited to unpatented mining claims); reserved areas set aside by law, executive order, public land order, or similar action; cemetery and historic sites; air navigation sites; public land entries; Native allotments; lands underlying inland navigable waters, tidal waters, or coastal waters; and public easements; and (ii) with respect to the State Mining Claims, the paramount title of the State of Alaska. (Some Permitted Exceptions constitute Third Party Property.)

      1.29 "Positive Prefeasibility Study" means a written study for a Prospect prepared by an independent mining consultant selected by North Star and approved by Doyon (whose approval shall not be unreasonably withheld) containing (1) an analysis of the possible economic viability of conducting commercial operations for the production, marketing, and sale of one or more Mineral Products from a Mine, (2) an analysis of the possible market for Mineral Products that may be produced from said Mine, (3) a discussion of the possible methods by which Commercial Production of Mineral Products may be achieved from said Mine, (4) a description of the possibly applicable environmental issues associated with the operation and reclamation of said Mine, including applicable environmental and reclamation laws, (5) a description of the recommended Designated Area for the prospect, including if applicable any Village Property, (6) an analysis of the land status of all lands within the Designated Area and possible impacts of such land status on the development and operation of said Mine, and (7) a recommendation, based upon drilling (except in cases of governmental prohibition on drilling) and limited metallurgical testing evidencing (in conjunction with such other testing and information as may be available) the possible continuity and grade of the mineralization on the Prospect, that continued focused exploration or development work be conducted on the Designated Area to determine whether all or a part of the Prospect can be brought into Commercial Production. The parties further acknowledge and agree that a Positive Prefeasibility Study will be used solely for the purpose of determining whether a Mining Lease should be entered into for a particular Prospect and that a Positive Prefeasibility Study will be adequate for this purpose if a reasonably prudent person familiar with the mining industry in North America would read such study and conclude that additional work should be performed in the Designated Area with the expectation that such additional work might reasonably lead to the development of a paying Mine within the Designated Area. The parties acknowledge that a Positive Prefeasibility Study cannot and will not be as rigorous or detailed as a full Feasibility Study. During the preparation of any Positive Prefeasibility Study, North Star shall make available to Doyon for review all drafts of the Positive Prefeasibility Study as they become available to North Star together with all data upon which the Positive Prefeasibility Study or drafts are based; provided, however, nothing herein contained shall be deemed to give Doyon any right of approval with respect to such drafts. Upon reasonable notice Doyon shall be invited to attend all formal project review meetings between the consultant and North Star held in connection with the preparation of any Positive Prefeasibility Study.

      1.30 "Premises" means such Doyon Property as may be included in a Mining Lease.

      1.31 "Prioritization Lists" has the meaning set forth in Section 8.2(b).

      1.32 "Prospect" means an area of land within a Block containing mineralization that may be capable of development into a Mine.

      1.33 "Reserved Interest" means an overriding royalty, a production payment, a royalty or any other form of interest that does not bear its proportionate share of the obligations and liabilities of the cost of production.

      1.34 "Royalty" means the overriding royalty in the amount and at the rate described in Exhibit B (Conveyance of Overriding Royalty) attached hereto and forming a part hereof.

      1.35 "Sale or Distribution to the Public" means a sale pursuant to a bona fide public offering, as a result of which members of the public become the holders, directly or indirectly, of an interest in the Option Agreement, one or more Mining Leases and/or one or more acquired Third Party Properties referred to therein. Such transactions shall include, besides actual sales of shares of North Star to the public, so-called "reverse takeovers," "spin-offs" and similar transactions in which interests in the Option Agreement, one or more Mining Leases and/or one or more acquired Third Party Properties become an asset of a publicly held company in exchange for shares thereof through a corporate merger or other form of transaction.

      1.36 "State Mining Claims" means State of Alaska mining claims or prospecting sites and the right to convert those State of Alaska mining claims or sites to a mining lease pursuant to Alaska law.

      1.37 "Third Party Property" means those interests in real property, including State Mining Claims and federal mining claims, within the Expenditure Area or within a Buffer Zone to that Expenditure Area, as defined in this Agreement, or within any Expenditure Area as defined in the 1997 Option Agreement that are neither Doyon Property nor Village Property.

      1.38 "Village(s)" means an Alaska Native village corporation established for a Native village on lands within the Doyon Property, including any successor in interest to such village corporation.

      1.39 "Village Conveyed Surface" means the surface estate in and to particular lands within the Expenditure Area that, as of the date of this Agreement or from time to time in the future, is conveyed to a Village pursuant to ANCSA either by interim conveyance or by patent.

      1.40 "Village Conveyed Subsurface" means the subsurface estate in and to particular lands within the Expenditure Area that, as of the date of this Agreement or from time to time in the future, is conveyed to Doyon pursuant to section 14(f) of ANCSA either by interim conveyance or by patent.

      1.41 "Village Property" means all Village Selected Surface and all Village Conveyed Surface.

      1.42 "Village Selected Surface" means the surface estate in and to particular lands within the Expenditure Area that is selected by the Village pursuant to ANCSA but which has not yet been conveyed to the Village.

      1.43 "Working Interest" means a working interest elected by Doyon pursuant to either Section 13.2(b) or Section 13.2(c) in accordance with and as further defined in Exhibit C attached hereto and forming a part hereof.

2. GRANT OF EXPLORATION RIGHTS AND OPTION TO LEASE

      2.1 Grant. With respect to the Doyon Conveyed Property and the Village Conveyed Subsurface (including such Doyon Conveyed Property and Village Conveyed Subsurface as may be acquired by Doyon after the date hereof), and for the Doyon Selected Property to the extent Doyon has the power and authority to do so, and subject to the rights of termination as provided herein, to the release rights and obligations of Section 10 and to Permitted Exceptions, Doyon hereby grants to North Star the following, for and during the Option Period:

      (a) the nonexclusive right to use the surface of the Doyon Property to the extent such surface or the right to use such surface is owned or held by Doyon, subject to Doyon's right to review and approve the choice of surface locations for access routes and other surface facilities and place reasonable restrictions thereon, all in furtherance of activities undertaken pursuant to this Agreement;

      (b) subject to the provisions of Section 2.2, the sole and exclusive right to explore the Doyon Property for Minerals by conducting geological, geochemical, and geophysical activities and taking samples (including drilling), if and to the extent permitted by the BLM or other governmental agency with jurisdiction over the affected portion of the Doyon Property prior to interim conveyance or patent;

      (c) the sole and exclusive Option, exercisable, upon giving written notice of exercise to Doyon, at any time and from time to time during the Option Period, to lease portions of the Doyon Property pursuant to the leasing procedure described in this Agreement;

      (d) the exclusive right to use on the Doyon Property at no cost such sand, gravel, shot rock, aggregate, rock, and other materials as may exist on Doyon Property, all in furtherance of activities undertaken pursuant to this Agreement.

      2.2 Separate Surface Use Agreements. North Star acknowledges and agrees as follows: (i) the Village owns or controls the Village Property; (ii) certain Third Party Property is owned by individuals who are Natives or descendants of Natives (or is owned by the U.S. on behalf of Natives) in the form of Native allotments or pursuant to other federal laws granting land title to individual Natives from public lands; and (iii) such Third Party Property may include rights to some or all Minerals. Doyon acknowledges its obligation under Section 8.1(a) of this Agreement to provide information to North Star about Village, Third Party, and Native interests. Whether pursuant to this Agreement or any Mining Lease granted hereunder, North Star shall not enter upon any Village Property or any Third Party Property that is owned by individuals who are Natives or descendants of Natives (or is owned by the U.S. on behalf of Natives in the form of Native allotments or pursuant to other federal laws granting land title to individual

Natives from public lands), except to the extent of any public rights of access, until North Star has executed an agreement with all persons or entities that own or control such Village Property or such Third Party Property. Moreover, North Star agrees that it shall notify Doyon's Vice-President of Land and Natural Resources at least 20 days prior to the date it intends to make an initial contact with a Village or a Native owner of a Third Party Property regarding the obtaining of a surface use agreement. When North Star's rights regarding a parcel of land under this Agreement or any Mining Lease granted hereunder are released, have expired, or otherwise terminate and such parcel is subject to a surface use agreement with the Village, North Star shall relinquish all rights under that surface use agreement. North Star shall provide promptly to Doyon a copy of any surface use agreement entered into by North Star with a Village, a Native or a descendent of a Native. As of the date of this Agreement, North Star has entered into one Surface Use Agreement being that certain Surface Use License, dated April 27, 2001 between North Star and Northway Natives, Inc., a copy of which Agreement has been provided to Doyon by North Star.

      2.3 Governmental Permits and Approvals. Doyon shall, upon request by North Star, make reasonable efforts to assist North Star in obtaining such permits and approvals (including, in particular, special use permits and water rights permits) from the BLM or other governmental agencies with jurisdiction over the Doyon Property and, to the extent required by law or regulation, Doyon shall join in all applications for such permits or approvals as are reasonably necessary for the exploration activities contemplated by this Agreement. In all cases, North Star shall be responsible for preparing all such applications. Doyon shall have the right to review such applications, as well as amendments thereto, before they are submitted and to require reasonable revisions, and North Star agrees it shall timely provide to Doyon before submission to the regulatory agencies copies of proposed applications and amendments to facilitate Doyon's review. Doyon shall cooperate fully with North Star in seeking permits and approvals, including during the appeal of any denials or unreasonable conditions, as requested in good faith by North Star; provided North Star shall reimburse Doyon for any costs or expenses incurred by Doyon; and provided further Doyon shall have no obligation to participate on North Star's behalf in any jurisdictional challenges or disputes regarding permitting or approvals or in permit or approval disputes which are based upon cultural resource issues. Permits and approvals shall be issued to and in the name of North Star except that any water rights permits appurtenant to the Doyon Property or the Village Property shall be issued in the name of Doyon, and Doyon shall allow use of such water rights by North Star. North Star shall keep Doyon advised of all communications with regulatory agencies concerning the activities contemplated under this Agreement and shall invite Doyon, at Doyon's expense, to attend and participate in all meetings with regulatory authorities and vice versa. All fees, rentals, or other payments, if any, necessary for issuance of such permits and approvals shall be paid by North Star. No amendments to the terms of any permit or approval shall be sought by North Star without prior consultation with Doyon and without the prior written consent of Doyon, which consent shall not be withheld unreasonably except in those situations where significant cultural resources are potentially impacted. North Star promptly shall provide Doyon with copies of all permits and approvals obtained by North Star.

      2.4 No Reliance. Each of the parties to this Agreement represents to the other that in negotiating and entering into this Agreement, it has relied solely on its own appraisals and estimates as to the value of the Doyon Property and upon its own geologic and engineering interpretations related thereto, including the work and studies performed by North Star pursuant to the 1997 Option Agreement. North Star acknowledges that for the purposes of its appraisals and evaluations it has additionally specifically relied upon advice and counsel received by it from the consulting firm of Pincock Allen & Holt which it hired for the purpose of evaluating the Doyon Property prior to North Star entering into the 1997 Option Agreement.

3. OPTION PAYMENTS

      3.1 Initial Payment and Execution of Equity Participation Agreement.. Simultaneous with the execution of this Agreement, North Star shall (a) pay to Doyon an initial option payment of $225,000, and (b) execute and deliver, and cause to be executed and delivered, that certain Amended and Restated Equity Participation Agreement in the form of Exhibit E attached hereto and made a part hereof.

      3.2 Later Option Payments. On or before April 1, 2003 (if this Agreement is in effect on said April 1, 2003, but not otherwise), and on or before April 1, 2004 (if this Agreement is in effect on said April 1, 2004 but not otherwise), North Star shall pay to Doyon the following option payments:

      If, as of the respective April 1 date, North Star has retained the following number of Blocks, it shall make the following payments to Doyon:

                     5 Blocks                           $225,000
                     4 Blocks                           $175,000
                     3 or fewer Blocks                  $150,000.

      3.3 Scholarship Donations. North Star agrees that, simultaneously with the execution of this Agreement and on each April 1 thereafter during the Option Period (if this Agreement is in effect on each said April 1 but not otherwise), North Star shall contribute to the Doyon Foundation, or as otherwise directed by the President of Doyon, for scholarships to educate Doyon shareholders and their direct descendants in the fields of natural resources development and land management, the sum of $20,000. North Star shall have no responsibility to determine the eligibility of the persons receiving scholarships.

4. EXPLORATION MANAGEMENT AND EXPLORATION EXPENDITURE COMMITMENTS FOR EXHIBIT A PROPERTIES

      4.1 Exploration Management. If North Star elects to subcontract all or a substantial portion of the management of its exploration activities under this Agreement, North Star shall first obtain the consent of Doyon to the proposed subcontractor North Star desires to use as the manager of its exploration activities. North Star shall provide Doyon with a copy of all agreements (including amendments thereto) between North Star and any manager pertaining in whole or in part to the Expenditure Area. In the event that any manager, to which appointment Doyon has consented, for whatever reason is unable to continue as manager or it is determined that such manager must be replaced, North Star will seek Doyon's consent to the naming of a successor manager, which consent shall not be unreasonably withheld. North Star and Doyon recognize that a joint venture partner may require that it act as manager.

      4.2 Mandatory Expenditures. North Star agrees to make mandatory minimum Exploration Expenditures as set forth below. The obligation to make Exploration Expenditures for any Option Year accrues on the first day of that Option Year and not before.

      (a)

----------------------------------------------------------------------------------------------------------------------
(i) Allocated Exploration Expenditures
----------------------------------------------------------------------------------------------------------------------
           Block and Area of Interest                                         Option Year
----------------------------------------------------------------------------------------------------------------------
                                                             2002                 2003                    2004
----------------------------------------------------------------------------------------------------------------------
Northway Village                                           $390,000              $110,000                $350,000
----------------------------------------------------------------------------------------------------------------------
Takotna Village                                             $90,000                     0                $170,000
----------------------------------------------------------------------------------------------------------------------
Highway Village                                             $60,000                     0                $150,000
----------------------------------------------------------------------------------------------------------------------
Yukon Group                                                $130,000               $20,000                $150,000
----------------------------------------------------------------------------------------------------------------------
Minto Village                                               $10,000               $65,000                 $75,000
----------------------------------------------------------------------------------------------------------------------
(ii) Non-Allocated Exploration Expenditures:
----------------------------------------------------------------------------------------------------------------------
         State of Alaska Mining Claim and Other
Miscellaneous Expenditures                                  $35,000               $35,000                 $35,000
----------------------------------------------------------------------------------------------------------------------
         Database                                           $30,000                     0                       0
----------------------------------------------------------------------------------------------------------------------
         Fairbanks & Denver Offices                        $200,000              $200,000                $200,000
----------------------------------------------------------------------------------------------------------------------

      (b) Exploration Expenditures in excess of the minimum amount required for each Option Year as described above may be carried forward and credited toward the minimum Exploration Expenditures amount accruing for any subsequent year or years, except that only $200,000 of drilling costs per each Block and associated Area of Interest may be so carried forward at any one time.

      (c) Exploration Expenditures in excess of the minimum amounts required by Section 4.2(a) for each Option Year on each Block and associated Area of Interest as described above may be carried forward and credited toward the minimum required Exploration Expenditures amount for that Block accruing for the subsequent year or years. Minimum Exploration Expenditures incurred on one Block and its associated Area of Interest may not be carried forward as minimum Exploration Expenditures on any other Block and its associated Area of Interest.

      4.3 Exploration Program and Budget. On or before each March 1 during the Option Period, North Star shall submit to Doyon a draft program and budget for Exploration Expenditures for all properties for that Option Year. On or before each March 15 during the Option Period, Doyon and North Star shall meet at a mutually agreed time and place in Alaska to discuss North Star's proposed program and budget for Exploration Expenditures for that Option Year. On or before each March 30 during the Option Period, North Star shall submit its final proposed program and budget to Doyon for Exploration Expenditures for that Option Year. On or before each April 15 during the Option Period, North Star shall approve a final program and budget for Exploration Expenditures for that Option Year incorporating such features and expenses as it desires, subject only to (a) the requirements hereof and (b) the right of Doyon, if Doyon disagrees with the North Star final program and budget, to direct, on or before April 30 of each Option Year, that up to fifteen percent (15%) of the mandatory minimum Exploration Expenditures required for that Option Year be expended on programs which Doyon desires to have performed, if such programs comprise exploration activities that are consistent with generally accepted exploration practices and are not inconsistent with the objectives of this Agreement.

      4.4 Sampling. During the term of this Agreement, North Star agrees that in obtaining analyses and assays of mineral samples it will test for all Minerals which it reasonably believes may be present and of potential economic interest.

      4.5 Guarantee of Exploration Expenditures.

      (a) If this Agreement is in effect for the 2004 Option Year, on or before April 15, 2004, North Star shall deposit and maintain in a separate operating account maintained at the National Bank of Alaska, Fairbanks, Alaska, or any other bank to which the parties agree, for work undertaken pursuant to this Agreement, or otherwise make available to the operations to be conducted for that Option Year by use of an irrevocable letter of credit for the benefit of Doyon, a sum equivalent to the minimum amount of Exploration Expenditures required to be made during said year. North Star shall notify Doyon when the required funds are made available. North Star shall be entitled to use the deposited funds for the purpose of paying the costs incurred in implementing the approved program and budget for Exploration Expenditures for that Option Year. The balance of any such minimum amount of funds, if any, remaining in said account after the submittal of the annual accounting provided for in Section 8.2(c) of this Agreement shall be paid over to Doyon.

      (b) If, after review of the annual accounting provided for in Section 8.2(c) of this Agreement, Doyon believes that North Star has failed to apply designated funds solely for Exploration Expenditures authorized under this Agreement, Doyon may initiate arbitration pursuant to Section 18.3 of this Agreement. If the result of that arbitration is a finding that North Star failed to apply designated funds solely for Exploration Expenditures, then Doyon may terminate this Agreement and all funds remaining in the operating account maintained at the National Bank of Alaska for work undertaken pursuant to this Agreement, if not previously removed and paid to Doyon pursuant to the last sentence of Section 4.5(a), shall be due to Doyon upon receipt of Doyon's request, provided that if the misapplication(s) do(es) not exceed $50,000 in a single instance or $100,000 cumulatively in a particular Option Year, then North Star shall have thirty (30) days after receipt of notice of the arbitration decision to that effect in which to pay to Doyon the amount of the misapplication, in which event upon receipt of payment by Doyon the default shall be cured and the Agreement deemed not to have terminated.

5. EXERCISE OF OPTION AND EXECUTION OF LEASE

      5.1 Prefeasibility Study; Designated Areas.

      (a) Once North Star, pursuant to either or both of the 1997 Option Agreement and this Agreement, has conducted at least 5,000 feet of diamond core drilling for a Prospect on lands proposed for a Designated Area, made Exploration Expenditures of at least $500,000 for a Prospect within one (1) mile of the boundary of a Designated Area for a Prospect, and has submitted a Positive Prefeasibility Study for that Designated Area, North Star may exercise its Option to lease with respect to that portion of the Designated Area which is Doyon Property. Notwithstanding the foregoing, if a governmental agency with jurisdiction over the proposed Designated Area prohibits reasonable drilling requested in good faith, drilling is not required prior to completing a Positive Prefeasibility Study and exercising the Option.

      (b) Once a Mining Lease has been entered into, North Star may elect to exercise its Option to lease from the remaining Doyon Property, from time to time during the Option Period, with respect to any one or more Designated Areas, by giving written notice to Doyon of its election and delivering to Doyon a copy of its Positive Prefeasibility Study for each such Designated Area, except that, unless otherwise agreed by Doyon, not more than 14 Designated Areas, aggregating not more than 322,560 acres of Doyon Selected Property as of the date of this Agreement, all located in not more than 14 federal townships, may be included in Mining Leases. The aforestated limitation on the number of Mining Leases does not apply to lands which are Doyon Conveyed property on the date of this Agreement.

      5.2 Request for Conveyance and Execution of Lease.

      (a) Subject to the Permitted Exceptions, within 90 days after delivery to Doyon of:

            (i) a satisfactory Positive Prefeasibility Study respecting a Designated Area; and

            (ii) notice of North Star's exercise of the Option on a Designated Area and, regardless of whether the Option Period expires after such delivery, Doyon shall request from the BLM a conveyance of all Doyon Property therein, if Doyon has not yet received such a conveyance. Doyon shall use all reasonable efforts to expedite the conveyance of such Doyon Property. Within thirty (30) days after Doyon's receipt of conveyance of all Doyon Property as to which North Star has exercised its Option, or within thirty (30) days after receipt by Doyon of North Star's request if Doyon has already received conveyance of all of the Doyon Property as to which North Star has exercised its Option, the parties shall execute either a Mining Lease (as to a new Designated Area) or an addendum to an existing Mining Lease, if appropriate. Such Mining Lease or addendum shall be effective as of the date of its execution.

      (b) If Doyon, despite its best efforts, cannot secure a conveyance to all Doyon Property as to which North Star has exercised its Option because of a title defect which was (i) not of record (either in federal or state records), (ii) not known to Doyon and disclosed by it to North Star, (iii) not discovered in the course of a search conducted by North Star during the preparation of a Positive Prefeasibility Study by North Star, or (iv) was, for any other reason beyond the reasonable control of Doyon or North Star, undisclosed or unknown, and if the inability of Doyon to secure such conveyance materially impairs North Star's ability to build or expand (as the case may be) a profitable Mine, in North Star's reasonable estimation, then North Star may rescind its exercise of the Option as to such area by written notice to Doyon. Any Designated Area subject to such a rescission shall not constitute a Designated Area for purposes of the limitation set forth at the end of the next to last paragraph in Section 5.1. If North Star believes the title defect preventing Doyon from securing conveyance ultimately may be cured, then North Star may elect to declare an event of force majeure under Section 15 of this Agreement as to the optioned area for which conveyance is unavailable and proceed to attempt to cure such defect pursuant to Section 11.3.

6. CONDUCT OF OPERATIONS

      6.1 Operational Standards and Compliance with Laws. All activities under this Agreement shall be conducted in a good and miner-like manner to the highest standards reasonably capable of being employed now or in the future by the mining industry and in compliance with all applicable federal, state, and local laws and regulations, whether now existing or subsequently enacted, including those relating to reclamation of the Doyon Property, air quality, water quality, the treatment, storage, and disposal of wastes and hazardous substances. Consistent with applicable laws, wastes and hazardous substances will either be destroyed or removed from Doyon Property not included in a Mining Lease unless Doyon consents in writing to storage or disposal thereon. However, unless such violations of laws or breaches of operational standards or reclamation requirements cause material harm to Doyon, to Doyon shareholders or descendants of shareholders, or to its or their property or to resources which are or may be owned or used by Doyon or by Doyon shareholders or descendants of shareholders, or unless such violations or breaches cause North Star to default in the performance of its other obligations under this Agreement, such violations or breaches shall not be grounds for Doyon to terminate this Agreement under Section 14 below. North Star recognizes that compliance with laws and regulations may not be adequate to meet the operational standards of this Section 6.1 or the reclamation requirements of Section 6.2 herein. The requirements of this Section 6.1 terminate as to the lands within a Mining Lease, upon the issuance of that Mining Lease.

      6.2 Condition of Sites and Facilities; Reclamation Bond.

      (a) North Star shall, at all times, keep all areas of the Doyon Property on which it is conducting activities in a neat and clean condition, free of unnecessary accumulation of debris and waste resulting from North Star's operations. During the term of this Agreement, all improvements constructed on the Doyon Property by North Star shall be maintained in good condition and reasonably secured.

      (b) Prior to commencement of exploration activities on the Doyon Property, North Star shall (i) obtain for the benefit of Doyon a reclamation performance bond or other financial security in an amount equal to 150% of the amount required by all applicable laws relating to North Star's operations on the Doyon Property, and (ii) provide Doyon with a copy of the reclamation bond or other financial security it so obtains. For purposes of the preceding sentence, North Star hereby waives any rights it may have under AS 27.19.050(a). Doyon shall have the right at any time to require verification of the existence and amount of financial security required by this Section. To the extent permitted by law, North Star shall name Doyon as co-beneficiary on any bond or other form of financial security obtained pursuant to this Section, or in favor of a federal, state or local governmental agency.

      6.3 Archaeological and Cultural Resources Clearances. Prior to conducting surface disturbing activities such as trenching, drilling, or similar mechanized operations on any site within the Expenditure Area, North Star shall conduct, through use of qualified personnel, an archaeological and cultural resources survey of each site to determine the existence of artifacts, remains, and places of cultural significance to Alaska Natives and, if such artifacts and remains are discovered or places identified, to minimize possible adverse effects on such sites from mineral exploration activities allowed under this Agreement. North Star shall provide Doyon with copies of all archaeological and cultural resources surveys as they are completed. Selection of such personnel shall be made by North Star and approved by Doyon (whose approval shall not be unreasonably withheld) and a written report of each such survey shall be submitted to Doyon. Doyon acknowledges its obligation under
Section 8.1(a) of this Agreement to provide information to North Star about archaeological and cultural resources within the Expenditure Area.

      6.4 Notice of Non-Responsibility. North Star shall post and maintain notices at its operations on the Doyon Property stating that Doyon (except to the extent it acquires a working interest in a Mining Lease) shall not be responsible or liable for any claim for performing labor or furnishing materials, supplies, machinery, or other fixtures or for damages in connection with North Star's operations on the Doyon Property and that Doyon's interest in the Doyon Property shall not be subject to any lien or claim of lien therefor. Doyon acknowledges that Doyon shall be responsible and liable for any such claim or lien arising out of its own operations on the Doyon Property during the Option Period.

      6.5 Liens and Encumbrances. Except with respect to its leasehold interest under any Mining Lease, its rights to Minerals, Ores, and Mineral Products produced pursuant thereto, and its improvements in a Designated Area subject to any Mining Lease, North Star shall not permit or allow the assertion by any person of any claim, lien, or encumbrance of any nature whatsoever arising out of or resulting directly or indirectly from its activities on the Doyon Property, including but not limited to North Star's interest in the Minerals, Ores, and Mineral Products located therein or derived therefrom and any improvements to the Doyon Property. If any such claim, lien, or encumbrance is asserted by any third person, North Star shall promptly discharge the same unless North Star in good faith contests the claim, lien, or encumbrance, in which event North Star shall provide Doyon with a bond or other reasonable assurance of payment acceptable to Doyon in an amount adequate to protect Doyon against loss from the claim, lien, or encumbrance and all costs associated therewith, including without limitation penalties and attorneys' fees.

      6.6 Taxes. North Star shall pay when due, during the term of this Agreement, all taxes assessed against its personal property and all improvements placed upon the Doyon Property, and ad valorem and reserves taxes or other taxes assessed against the Doyon Property which result from North Star's activities on the Doyon Property. North Star shall have the right, at its option, to contest, in the courts or otherwise, in its own name, the validity or amount of any such taxes or assessments, if it deems the same unlawful, unjust, unequal, or excessive, or to take such other steps or proceedings as it deems necessary to secure a cancellation, reduction, readjustment or equalization thereof, before it shall be required to pay the same. Doyon shall pay property taxes and all ad valorem taxes assessed against the Doyon Property for improvements not placed thereon by North Star. Doyon shall furnish to North Star duplicate receipts of all such taxes or assessments when paid. If Doyon receives tax bills or claims which are the responsibility of North Star hereunder, the same shall be promptly forwarded to North Star for appropriate action and, if not so forwarded, Doyon shall be responsible for any delinquent payment charges or interest charges resulting from the late payment of such taxes.

      6.7 Insurance. In addition to reclamation bonding required by Section 6.2 above, North Star shall, at all times while conducting operations pursuant to this Agreement, comply fully with applicable worker's compensation laws and purchase protection for it and Doyon comparable to that provided under standard form insurance policies for the following: (a) comprehensive public liability and property damage with combined limits of $2,000,000 for bodily injury and property damage; (b) automobile insurance with combined limits of $500,000; and
(c) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. Doyon shall be named an additional insured under all such insurance policies (to the extent permitted by law) and North Star shall cause Doyon promptly to be furnished with insurance certificates evidencing such insurance at any time upon request.

      6.8 Indemnification. North Star shall indemnify, defend, and hold harmless Doyon, its shareholders and direct descendants thereof, employees, agents, and representatives against all liabilities, losses, damages, fines, penalties, costs, and expenses of whatever kind or character (including without limitation reasonable attorneys' fees), or any claims therefor, for North Star's failure to comply with the terms of this Agreement, or the terms of any governmental permit or approval issued in connection with this Agreement, for destruction of or for damage to property, including property of Doyon or of a Village, arising out of or resulting from North Star's performance under this Agreement, and for the death of or injury to any persons, including employees, agents, and contractors of Doyon and North Star, arising out of or resulting from North Star's performance under this Agreement. North Star shall pay, on behalf of Doyon, upon its demand, the amount of any judgment that may be entered against Doyon in connection with the purposes for which this indemnification is given, if execution on any such judgment has not been stayed by appropriate court order. North Star shall not be liable to Doyon for punitive damages relating to damages to Doyon and vice versa.

      6.9 Coordination of Surface Uses; Reservation by Doyon of Alluvial Placer Gold Occurrences.

      (a) North Star and Doyon acknowledge that the surface of the Doyon Property, including specifically the Village Property, has uses in addition to mineral exploration. Doyon reserves the right to manage and use the Doyon Conveyed Property and the Doyon Selected property for all such uses during the term of this Agreement. Each party shall use reasonable and diligent efforts to notify and coordinate with the other so as to minimize interference to the activities of the other resulting from its activities. Specifically, North Star acknowledges that Doyon has advised it that sometime in the future Doyon may lease certain of the Doyon Property within the Kandik Block for oil and gas purposes. Such oil and gas lease or leases may interfere with the operations of North Star notwithstanding Doyon's or its lessees' reasonable and diligent efforts to minimize such interference; any such interference shall not be a breach of obligations by Doyon under this Agreement and any Mining Lease hereunder.

      (b) Without limiting the generality of the foregoing, Doyon shall notify North Star whenever Doyon enters into any exploration or development contract for any

            Alluvial Placer Gold Occurrence and whenever Doyon intends to conduct operations on any Alluvial Placer Gold Occurrence on the Doyon Property. North Star acknowledges that Doyon reserves the exclusive right to explore for and develop (or to authorize third parties to explore for and develop) Alluvial Placer Gold Occurrences. North Star shall conduct its operations under this Agreement on lands containing Alluvial Placer Gold Occurrences in a manner which does not materially interfere with the exploration or development of Alluvial Placer Gold Occurrences by Doyon or third parties claiming under Doyon. If requested by North Star, Doyon agrees to lease to North Star Alluvial Placer Gold Occurrences if and to the extent that North Star is conducting or plans to conduct operations on those lands. The terms of such lease shall be substantially the same as those contained in other leases that Doyon grants or is willing to grant to third parties, except that Doyon shall prohibit assignment or subletting of the Alluvial Placer Gold Occurrences leasehold estate by North Star.

      6.10 No Hunting, Fishing and Trapping; No Consumption of Alcoholic Beverages. North Star, its contractors and consultants, and its and their employees shall not engage in any hunting, fishing, or trapping nor consume alcoholic beverages in or on the Expenditure Area or on Village Property without the prior written consent of Doyon and the appropriate Village.

      6.11 Doyon's Liability Limitations. Doyon shall not be liable to North Star, its agents, employees, or contractors for any losses, damages, expenses, liabilities, or claims therefor of whatever kind or character resulting from or arising out of any dangerous or hazardous conditions in the Expenditure Area, whether or not known to Doyon. This Section is not intended to limit in any way the tort immunity granted by Alaska Statutes ss. 09.65.200 (tort immunity for personal injuries or death occurring on unimproved land).

      6.12 Federal or State Mining Claims. During the term of this Agreement and any Mining Lease entered into which covers federal or State Mining Claims, North Star shall have the sole responsibility of maintaining any federal or State Mining Claims located by it within the Expenditure Area, including the payment of any rentals, performance of any assessment work or payment of fees to the Bureau of Land Management or State of Alaska. If North Star elects not to continue to maintain any federal or State Mining Claims, it may do so by releasing those claims from this Agreement, but it shall first offer the federal or State Mining Claims to be released to Doyon by means of a quitclaim deed of all of its right, title and interest in the claims to Doyon. Doyon may elect to accept the released claims and request the quitclaim deed, or it may notify North Star that it does not elect to accept the release claims, in which event North Star thereafter may abandon the claims proposed for release.

7. CONTRACTING AND HIRING PREFERENCES

      7.1 Contracting Preference. North Star shall invite Doyon, or any entity designated by Doyon in which Doyon has a financial interest of 25% or more, to make proposals or bids on all contracts bid or let after the date of this Agreement relating to operations of North Star within the Expenditure Area which North Star elects to have performed by an independent contractor, which are normally put out to general bid, and which are a type of contract that Doyon has previously notified North Star that it is interested in performing. To enable Doyon to have an adequate opportunity to prepare itself, and to associate with others in making proposals or bids for contracts, North Star shall notify Doyon not less than 30 days prior to the date any invitation to bid is scheduled to be transmitted or published, as early as reasonably possible, of any contracts or activities in which Doyon has the opportunity to participate pursuant to this Section. In that event, Doyon or such entity shall be first and preferentially considered for such contracts to be performed for North Star as follows:

      (a)   Each proposal or bid from Doyon or such entity shall be accepted if
            (1) the goods or services offered are substantially equivalent in quality to those offered by the best acceptable competing proposal or bid received by North Star, (2) after full consideration of likely operating efficiencies, if any, it will cost no more than the best acceptable competing proposal or bid received by North Star, and (3) the experience and capability of Doyon or such entity, if applicable, to perform in accordance with good and accepted practices can be demonstrated by Doyon or such entity to North Star's reasonable satisfaction.

      (b) North Star agrees that Doyon/Universal Services Joint Venture, or any successor owned or controlled by Doyon or in which Doyon maintains a twenty-five percent (25%) or greater interest, is experienced and capable of performing remote site food service and housekeeping services for any operation of North Star.

      (c) This Section shall not be construed to restrict in any way the right of North Star to perform any work or supply any services itself. North Star shall be relieved of the obligation to comply with any provision of this Section to the extent that such provision causes any delay in operations that would not occur if it were not in effect.

      7.2 Hiring Preference. North Star shall preferentially hire qualified or experienced Doyon shareholders and their qualified or experienced family members, if such persons are identified and available to North Star, and shall use all reasonable efforts to provide training for such shareholders and their family members to perform such phases and aspects of operations under this Agreement as is reasonably possible. In that regard North Star agrees that it specifically shall (i) on or before April 1st of each year and at reasonable intervals thereafter, or upon request of Doyon provide Doyon with an estimate of the number of jobs and types and classification of jobs it expects will be needed to perform its obligations under this Agreement, and (ii) work with the Tanana Chiefs Conference located in Fairbanks, Alaska, or another appropriate agency, to take advantage of existing training programs of the Conference and to develop with the Conference new training programs as may be necessary in order to obtain compliance of North Star's obligations under this section. Doyon acknowledges, however, that employment opportunities may be limited prior to the commencement of Commercial Production under any Mining Lease. Unless otherwise agreed, each contract entered into between North Star and any person to perform work relating to operations or other activities undertaken within the Expenditure Area, and each subcontract thereunder, shall contain specific requirements binding upon such person similar to those set forth in this Section and making Doyon a third party beneficiary with the power to enforce such rights. North Star shall cooperate in good faith with Doyon to encourage its contractors and subcontractors to comply with such requirements.

      7.3 No Violation of Laws. North Star shall comply with Sections 7.1 and
7.2 only to the extent that such compliance does not violate any federal, state, or local law.

8. INFORMATION AND REPORTS

      8.1 Information.

      (a) Doyon will make available for North Star's inspection and copying at North Star's expense all information which it has available as to the Expenditure Area, including but not limited to information regarding archaeological and cultural resources on such lands and any data obtained from mineral exploration on such lands, provided, however, Doyon makes no representations or warranties concerning such information and shall not be liable to North Star or third parties for the accuracy or completeness of any information made available to North Star. Doyon represents and warrants to North Star that (a) neither Doyon nor its Affiliates is a party to any other contract or agreement providing for the mineral exploration of the Expenditure Area and (b) the provision of information to North Star under this Section is not restricted in any way by contractual obligations of Doyon or its Affiliates. North Star shall indemnify and hold Doyon harmless from any such liability or responsibility alleged by North Star or third parties who obtain such information from or through North Star. North Star shall treat all such information as confidential in accordance with Section 17 of this Agreement.

      (b) All information received by Doyon during the Option Period shall be considered and treated as confidential by Doyon in accordance with
            Section 17 of this Agreement. Doyon and North Star recognize the high risks and uncertainties involved in the interpretation of any information provided by North Star under this Section. North Star's interpretation or analysis of any information shall be made in good faith and based on its expertise, provided however that North Star makes no representations or warranties respecting the accuracy or completeness of any information and shall not be liable or responsible to Doyon or third parties for any damages or injury arising out of or resulting from any information or reliance thereon.

      (c) Technical materials generated and samples collected during the term of this Agreement with respect to any particular lands, or copies of such materials and representative splits of samples, will be provided to Doyon at the termination of the Agreement as to said lands (or in the case of materials and samples relevant to further development of Doyon Property then subject to a Mining Lease, at the termination of such Mining Lease). Such materials and samples will be thoroughly labeled, indexed, and preserved, in accordance with reasonable mining industry standards, throughout the term of this Agreement. Doyon shall have the right to inspect all samples, drill stem cuttings, and drill core taken by North Star, provided that Doyon shall pay any costs associated with Doyon's inspection, including, but not limited to the costs of travel to the site of sample storage. At Doyon's request, North Star at its cost shall furnish to Doyon's representative splits of all such samples, cuttings and cores. Examples of technical materials and samples to be provided to Doyon at the termination of the Agreement as to any particular lands are as follows:

            (i) Sample Materials: Geochemical samples, rock samples, core samples, thin section, and other materials gathered during the course of exploration and evaluation. Specifically, geochemical sample pulps will be stored throughout the program.

            (ii) Sample Location Maps: Detailed maps showing the locations of geochemical samples, geophysical flight lines and field stations, and geologic mapping will be maintained at a scale sufficient to allow relocation or reproduction of samples or surveys.

            (iii) Field Notes, Sample Cards, Daily/Weekly Logs: Field
                  investigation will be conducted in a uniform and systematic manner whenever possible and in consultation with Doyon. These investigations will be documented by field notes, systematic and unique sample numbers and data cards for geochemical and rock samples, and daily or weekly logs summarizing the activities of individual camps or geologists.

            (iv) Geophysical Data: Air photos, satellite imagery, airborne and ground geophysical survey data acquired, used, or generated by the program, including but not limited to all raw data, will be provided to Doyon along with adequate documentation as to dates of survey, contractors, and sources of information.

            (v) Data Base: Data acquired by the program will be maintained in a computerized data base in Microsoft Access consistent with mineral industry standards and according to the field format provided to North Star by Doyon. The data base will include at a minimum geochemical analytical data and their respective digitized sample location maps, information on sample type analytical procedures, and analysis dates.

      8.2 Reports.

      (a) North Star shall meet orally (in person or by phone) with Doyon at least monthly to provide progress reports of its operations and shall provide written quarterly progress reports (i) setting forth its progress at implementing the approved program and budget for each Option Year, and (ii) providing notice of operations to be conducted on Doyon Property during the next ensuing three-month period.

      (b) North Star shall prepare and submit to Doyon a draft annual report for each Option Year during the term of this Agreement on or before February 5 of the succeeding Option Year and North Star shall provide three copies of the final annual report for each Option Year during the term of this Agreement on or before March 1 of said Option Year. This report shall contain a description of work done within the Expenditure Area, results of sampling, drill logs and maps, a narrative of North Star's analysis of the results, and the other types of information described below. In addition, North Star shall include as an appendix to each annual report an identification of (1) those portions of each Block which are of no further interest to North Star for activities under this Agreement and (2) on separate priority lists for the Doyon Selected Property and the Doyon Conveyed Property, those portions of each Block by priority of importance, described as compact and contiguous tracts in units not smaller than whole sections, which are of continued interest to North Star for activities under this Agreement, together with a narrative of geologic reasons for each ranking (hereinafter referred to as the "Selected Lands Annual Prioritization List" and the "Conveyed Lands Annual Prioritization List" or collectively as the "Prioritization Lists"). It is the intent of the parties that the Selected Lands Prioritization List shall be of assistance to the parties in the event of a BLM Requested Selection Reduction, thereby expediting the intent of Section 10.2, and as a means of identifying lands which North Star will not further explore and which are thus of no further interest to North Star. Doyon and North Star recognize the high risks and uncertainties involved in the interpretation of any information provided by North Star under this Section 8.2. North Star's interpretation or analysis of any information shall be made in good faith and based on its expertise, provided however that North Star makes no representations or warranties respecting the accuracy or completeness of any information and shall not be liable or responsible to Doyon or third parties for any damages or injury arising out of or resulting from any information or reliance thereon. The Annual Report will have the following characteristics:

            (i) The Annual Report may consist of several volumes depending on the nature of the work.

            (ii) The Annual Report shall review activities by several categories:

                  (A)   Exploration: concepts, methodologies and results;

                  (B) Geographic areas of investigation, specifically by Prospect, Block, and associated Area of Interest;

                  (C) Minerals studied, to reflect the diversity of exploration conducted and to demonstrate that all Minerals have been reasonably and adequately considered.

            (iii) The following topics shall be addressed in the Annual Report as separate sections:

                  (A)   Executive Summary;

                  (B) Introduction: location of activities, background on each project, participants, and a general overview of activities; goals and objectives of the program, including specific targets, regional activities and methodology;

                  (C) Logistics: personnel, dates of activities, location of camps, laboratory and sampling techniques;

                  (D)   Background geology and previous work;

                  (E) Results, including goals achieved, new concepts, particular problems or obstacles, including permitting and environmental constraints encountered or identified;

                  (F)   Recommendations for future work;

                  (G)   Draft Program and Budget for coming Option Year;

                  (H)   Appendices:

                        1.    Geologic Maps;

                        2. Geochemical Results: copies of lab sheets showing techniques, lab and other related information;

                        3. Geophysical results: showing techniques, contractor lines and stations, and other appropriate information;

                        4. Sample location maps at a scale of one inch = one mile or more detailed, depending on specific work conducted;

                        5.    Core logs;

                        6.    Sample descriptions;

                        7. Photos of core, facilities, samples, or Prospects useful in evaluating the program;

                        8. Prioritization analysis and lists (beginning in second Option Year);

                        9. Other sections and topics may be added at the discretion of the parties.

         (c) Within 45 days after the end of each Option Year during the term of this Agreement, North Star shall submit to Doyon an accounting showing the Exploration Expenditures on or for the benefit of each Block within the Expenditure Area in said Option Year. Such accounting shall be prepared using generally accepted accounting principles as consistently employed in the United States.

         (d) Upon termination of this Agreement, North Star shall submit to Doyon a termination report which shall be similar in content and form to an annual report.

9. ACCESS TO THE PROPERTY AND SAMPLING BY DOYON

      9.1 Entry. During the Option Period, Doyon and its duly authorized representatives may enter upon the Doyon Property and, to the extent that North Star has authority to allow entry, may enter upon Third Party Property within the Expenditure Area, for any purpose at its and their sole risk and expense provided that such entry does not unreasonably interfere with North Star's operations within the Expenditure Area. Doyon agrees to hold as confidential, in accordance with Section 17 of this Agreement, any information relative to North Star's operations within the Expenditure Area gained by such entry.

      9.2 Sampling. During the Option Period, Doyon and its duly authorized representatives may take such samples from the Doyon Property and, to the extent that North Star has authority to allow entry, from Third Party Property within the Expenditure Area; provided, however, that such sampling does not unreasonably interfere with North Star's operations within the Expenditure Area. Any information gained from such sampling by Doyon shall be considered as confidential by Doyon within the meaning of Section 17 below and shall be shared with North Star.

10. RELEASES AND CONVEYANCES OF PROPERTY

      10.1 Releases of Property by North Star.

      (a) From time to time during the Option Period, as more fully described herein, lands included in the Doyon Property which North Star has elected not to explore further for Minerals shall be released by North Star from this Agreement by written notice to Doyon in units of not less than whole sections with the limitation that:

            (i) all Doyon Conveyed Property not released shall be configured in reasonably compact and contiguous units, comprised of whole sections, substantially in the shape of a square or a rectangle whose length is no more than three (3) times its width; and

            (ii) all reasonable efforts shall be made by North Star so that the Doyon Selected Property not released shall be configured in reasonably compact and contiguous tracts of not less than nine
                  (9) whole sections having boundaries with no segment of an exterior line less than two (2) miles in length (except where shorter segments are necessary (A) to follow section lines where township lines are offset along standard parallels caused by the convergence of meridians, (B) to conform to section lines where a section is less than standard size, or
                  (C) to avoid crossing the boundary lines of lands which are unavailable for conveyance) and, except where the boundary is the border of a navigable body of water, such exterior boundary lines shall follow section lines.

      (b) In addition, if Doyon is notified by the BLM of a BLM Requested Selection Reduction, then North Star upon receipt of Doyon's written request, shall review such information as it has collected relating to any portion of the Doyon Property then subject to this Agreement and identified by Doyon and, if in North Star's opinion it will not explore further that portion of the Doyon Property, then North Star shall release that portion of the Doyon Property from this Agreement by written notice to Doyon. If so requested by Doyon, North Star shall execute and deliver to Doyon a quitclaim and release of such portion of the Doyon Property.

      (c) Doyon, in its sole discretion, may make any decision regarding disposition of those portions of the Doyon Property released by North Star from this Agreement. For example, Doyon may in its sole discretion relinquish lands from selection under ANCSA if those lands have been released from this Agreement by North Star, or Doyon may elect to continue holding those lands as selected lands. Identification by North Star of lands of no further interest to North Star under this Section shall have the effect of releasing such land from this Agreement.

      10.2 Release or Conveyance of Property in the Event of a BLM Requested Selection Reduction. If a BLM Requested Selection Reduction is required of Doyon and as a result of the BLM Requested Selection Reduction Doyon believes a significant portion of the lands selected by it under ANCSA must be relinquished from the selection process or that Doyon's selection priorities must be finalized or both, Doyon shall promptly notify North Star. If either type of BLM Requested Selection Reduction occurs, then North Star shall have the right for a period of ninety (90) days after receipt of notice from Doyon, or such shorter time as is made necessary by the requirements of the BLM, to require that Doyon request from the BLM conveyances of specific portions of the Doyon Selected Property, as constituted on the date of this Agreement, not previously released, aggregating not more than 322,560 acres (minus the aggregate number of acres of Doyon Selected Property which have been conveyed subsequent to the date of this Agreement), all located in not more than fourteen (14) federal townships and consistent with the parcel size restrictions in Section 10.1 above and the possible additional limitations of Section 5 of this Agreement. If North Star does not respond to Doyon's notice within the time allowed, Doyon in its absolute discretion may proceed to make the necessary relinquishments and/or conveyance prioritizations and requests without obligation to take the conveyances otherwise required by this Section.

      10.3 Notice of Selection Status. From time to time Doyon shall report to North Star any developments known to Doyon which might result in a BLM Requested Selection Reduction.

11. TITLE

      11.1 Representations and Warranties. Doyon represents and warrants to North Star as follows:

      (a) it has received conveyance of the Doyon Conveyed Property pursuant to ANCSA subject to certain Permitted Exceptions, and it has the sole and exclusive rights to deal in and with the Doyon Conveyed Property and the Village Conveyed Subsurface in accordance with this Agreement;

      (b) it has selected the Doyon Selected Property under one or more provisions of ANCSA, subject to the provisions of ANCSA and to certain Permitted Exceptions;

      (c) the Doyon Selected Property, Doyon Conveyed Property and Village Conveyed Subsurface, subject to certain Permitted Exceptions and except as otherwise disclosed in this Agreement or any Exhibits or Schedules attached hereto, are free and clear of any lien, encumbrance, or other interest of any kind arising by, through, or under Doyon.

Except as expressly set forth above, Doyon makes no representations or warranties as to title to the Doyon Property, whether express, implied, or statutory. Except for the limitations noted or implied in Sections 2.2, 6.9 and
10.2 of this Agreement, Doyon to the best of its knowledge represents that it has not taken and covenants that it will not take any action with respect to title to or the status of the Doyon Property that would impair or diminish North Star's rights under this Agreement or any Mining Lease. Doyon further represents that there are no agreements, arrangements, or understandings to which Doyon is a party (other than those referred to in this Agreement) regarding the Doyon Property or any part of it.

      11.2 Land Records. While this Agreement is in effect, at North Star's request, Doyon will make available to North Star for inspection and copying, at North Star's expense, copies of all land records relating to the Doyon Property and the Placer Dome Inc. State Mining Claims in the Elephant Mountain Area in Doyon's possession or control. Doyon makes no warranties or representations and shall not be liable to North Star or third parties for the accuracy or completeness of any information made available to North Star. North Star shall indemnify and hold Doyon harmless from any such liability or responsibility alleged by North Star or third parties who obtain such information from or through North Star. North Star recognizes that information regarding the land status of the Doyon Selected Property and Village Conveyed Surface and likely Permitted Exceptions may be available in the BLM records.

      11.3 Title Curative Measures. If in North Star's opinion, title to all or part of the Doyon Property is subject to any Permitted Exceptions or any other reservations, exceptions, exclusions, restrictions, limitations, liens, encumbrances, or claims or interests of third parties, or if in North Star's opinion Doyon does not own or hold the Doyon Property as represented above, then (in addition to any other rights which it might have under this Agreement or at law generally) North Star shall have the right to take such action as will produce a title satisfactory to it, at its own expense. Doyon shall bring or join in any administrative proceeding or litigation relating to the title to any Doyon Property and shall otherwise cooperate fully with North Star in its title curative efforts hereunder, except that Doyon shall not have any obligation to bring, to join in, or to cooperate with North Star in any administrative proceeding or litigation relating to a Native allotment conflicting with title to any Doyon Property. North Star shall have the right to set off against the Exploration Expenditures requirements set forth in Section 4.2 any and all reasonable amounts expended by it to cure title deficiencies that constitute a breach of Doyon's "by, through or under" warranty described in Section 11.1(c). If North Star acquires Third Party Property as part of such title curative actions, such acquisitions shall be treated as acquisitions within the Expenditure Area.

12. NO REPRESENTATIONS CONCERNING CONDITION OF LAND

      Doyon makes no representation or warranties to North Star concerning pollution or hazardous or dangerous conditions on the Doyon Property.

13. ACQUISITIONS WITHIN EXPENDITURE AREA

      13.1 Acquisition by Doyon. If Doyon now owns or hereafter acquires, during the term of this Agreement, any Third Party Property within the Expenditure Area, Doyon shall promptly give notice thereof to North Star and the property shall become Doyon Property subject to this Agreement.

      13.2 Acquisition by North Star.

      (a) If North Star or any Affiliate of North Star acquires any Third Party Property which is either totally or partially within the Expenditure Area or Buffer Zone for the Expenditure Area or totally or partially within the Expenditure Areas as defined in the 1997 Option Agreement, including any federal or state mineral interests acquired by the location of unpatented federal claims or State Mining Claims, and if such Third Party Property is acquired (a) at any time during the term of this Agreement or (b) within three (3) years after the date of termination of this Agreement, then North Star shall promptly give notice of such acquisition to Doyon, together with a copy of the agreement or document by which North Star acquired a Third Party Property.

      (b) With respect to any such acquired Third Party Property as lies within an Expenditure Area, Doyon shall be entitled to, and is hereby granted the right to, receive a Royalty in the form attached hereto as Exhibit B (Conveyance of Overriding Royalty) covering only that portion of the lands of that Third Party Property within the Expenditure Area, without regard to whether a Mining Lease is issued for any adjacent Doyon Property. In addition, if a Feasibility Study is prepared which recommends the development of a Mine on such acquired Third Party Property, within 120 days after receiving a copy of such Feasibility Study, Doyon may elect, by written notice to North Star, to acquire a Working Interest in all of such acquired Third Party Property in the manner set forth in Exhibit C (Third Party Property Working Interest Elections).

      (c) If North Star or any affiliate of North Star acquires any Third Party Property within the Buffer Zone of a block, then Doyon shall be entitled to, and is hereby granted the right to, receive a conveyance from North Star of an undivided working interest of not less than 10% and not more than 20% of only that portion of such Third Party Property interest acquired by North Star, notwithstanding any subsequent conveyance by North Star to third parties within the Buffer Zone. Unless Doyon then elects to join with North Star in the exploration and development of such acquired Third Party Property in the manner set forth in Exhibit C (Third Party Property Working Interest Elections), the cost of maintenance of such undivided interest acquired by Doyon shall be carried by North Star until either the relinquishment of such Third Party Property by North Star (which relinquishment North Star may make 60 days after first delivering such acquired interest to Doyon) or the delivery of a Feasibility Study to Doyon which recommends the development of a mine on such acquired interest, whereupon Doyon shall have 120 days to elect by written notice to North Star, either
            (a) to join in the development of said Mine by contributing to the joint venture formed in the manner set forth in Exhibit C attached hereto, or (b) to relinquish its undivided working interest in the Third Party Property to North Star.

            (i) Doyon's right to acquire that Working Interest shall be free and clear of any encumbrances or burdens created by, through or under North Star, except as provided in Section 2 of Exhibit C to this Agreement.

            (ii) Doyon shall notify North Star in writing within sixty (60) days after Doyon's receipt of North Star's notice whether Doyon elects to acquire a

                  Working Interest and, if so, the percentage Doyon elects to acquire. A failure by Doyon to so elect shall be deemed conclusively to be an election by Doyon not to acquire a Working Interest in that Third Party Property.

      (d) North Star shall cause its Affiliates to be bound to the provisions of this Section 13.2, including the extent to which these provisions related to the Expenditure Area of the 1997 Option Agreement, by written agreement and such agreement shall specify that Doyon is an intended third party beneficiary with the right to independently enforce the provisions of this Section against the Affiliate. If any Affiliate of North Star ceases to be an Affiliate of North Star, the time periods listed in the previous sentence shall begin to run at the time such Affiliate ceases to be an Affiliate of North Star.

      13.3 Other Agreements. The parties recognize that Doyon may have entered into an agreement or agreements with third parties (the "Contracting Third Party") which contain area of interest provisions that may conflict with the area of interest provisions of Section 13.2 of this Agreement and that Doyon may enter into such agreements after the date of this Agreement. A list of all such existing agreements shall be provided to North Star within 60 days after execution of this Agreement. Doyon shall notify North Star of any similar agreements executed after the date of this Agreement, providing a description of the affected lands. North Star agrees that North Star shall have no right to acquire any interest in interests or rights obtained by Doyon pursuant to the area of interest provisions in such other agreements whether now existing or hereafter created unless the Contracting Third Party obtaining an interest is an Affiliate of Doyon. Further, North Star agrees and recognizes that if the Contracting Third Party acquires any interest in the surface or minerals, or in any other real property interest, in the area of interest established by this Agreement, North Star shall not have any rights under this Agreement with respect to the interests acquired by that Contracting Third Party.

      13.4 Survival of Expenditure Area; 1997 Option Agreement.

      (a) Sections 13.1, 13.2 and 13.3 of this Agreement shall survive the termination or expiration of this Agreement. If on their face Sections 13.1, 13.2 and 13.3 of this Agreement and the "area of interest" provision of any Mining Lease apply to any particular lands, only the area of interest provision of said Mining Lease shall be deemed to apply.

      (b) Doyon and North Star specifically recognize that they have by this Agreement amended and superseded the provisions of Section 13.2 of the 1997 Option Agreement whereby there shall be no three (3) year limitation imposed on Third Party Property acquisition by North Star or its Affiliates within the Expenditure Area of the 1997 Option Agreement except to the extent of the three (3) year limitation contained in Section 13.2(a) of this Agreement. They further recognize and agree that this Agreement has the effect of amending the Royalty payable to Doyon with respect to a Third Party Property acquisition by North Star or its Affiliates but agree that any Royalty amendment shall not effect in any way the amount of royalty due or calculated pursuant to any Conveyance of Overriding Royalty granted to Doyon pursuant to the terms of the 1997 Option Agreement.

14. DEFAULT; TERMINATION OR ABANDONMENT OF PROPERTY

      14.1 Default. If North Star fails to: (i) make the payments required by
Section 3; (ii) deposit the funds required by Section 4.5; (iii) make the mandatory minimum Exploration Expenditures required by Section 4.2; or (iv) otherwise materially defaults in the performance of any of its obligations hereunder and does not cure such default within seven (7) days after receipt of written notice as to a default under item (i) or item (ii) or does not cure such default within thirty (30) days after receipt of notice as to a default relating to either item (iii) or item (iv), or if such default under item (iii) or item
(iv) cannot be cured within thirty (30) days of notice and North Star does not commence in that thirty (30) day period to cure the default, then this Agreement and the Option granted hereby shall terminate and all funds designated for Minimum Exploration Expenditures remaining in the operating account established pursuant to Section 4.5, if any, shall be transferred to Doyon; provided that
(x) if North Star disputes whether a condition of default exists and diligently pursues resolution of that dispute through discussions with Doyon, arbitration or litigation, then the period for cure above shall be extended until thirty
(30) days following the final resolution of that dispute, and (y) if cure of the default has commenced during the thirty (30) day notice period and thereafter North Star diligently pursues all steps necessary to cure the default as expeditiously as is reasonable under the circumstances, then this Agreement shall continue so long as North Star is expeditiously attempting to cure the default and thereafter if the default is cured.

      14.2 Abandonment. In the event North Star elects to abandon any interests owned or controlled by it in any Third Party Property within the Expenditure Area or any Village Property within the Expenditure Area, or any property acquired under Section 13.2, it shall first offer such interests to Doyon who shall have sixty (60) days in which to elect in writing to receive a conveyance of all or some of such interests.

      14.3 Termination. If all or any part of the Doyon Property is surrendered by North Star to Doyon or this Agreement is terminated with respect thereto, then:

      (a) Upon Doyon's request, North Star shall deliver to Doyon all samples and copies of any information acquired by North Star from its operations on such surrendered Doyon Property;

      (b) In accord with the standards set forth in Section 8 of the Mining Lease, North Star shall clean up and restore all exploration and drill sites and other parts of the surrendered Doyon Property used in its operations under this Agreement and in doing so also shall perform all acts of reclamation as are necessary to comply with federal, state, and local laws in force at the time of abandonment consistent with Section 6.1 above, so as to reclaim the surrendered Doyon Property to approximately its original state and contour to the greatest extent practicable;

      (c) North Star shall remove its buildings, plant machinery, equipment, wastes, and hazardous substances from the surrendered Doyon Property within ninety (90) days after such termination or abandonment; and

      (d) North Star shall deliver to Doyon a quitclaim deed in recordable form forever releasing any and all interest in the surrendered Doyon Property to Doyon.

Upon the completion of all of the foregoing, North Star shall have no further rights, obligations, or liabilities to Doyon under this Agreement, except for those rights, obligations, or liabilities arising under Sections 6.2, 6.5, 6.7 (with regard to reclamation activities conducted after the termination of this Agreement), 6.8, 6.11, 8, 13, and 17 of this Agreement.

15. FORCE MAJEURE

      To the extent that North Star is prevented from carrying out its obligations hereunder with respect to a Block as contemplated in a Program and Budget adopted pursuant to Section 4.3, by reason of any cause beyond the reasonable control of North Star, including without limitation fire, accident, flood, war, strike, civil disturbance, governmental action or inaction (including but not limited to executive, legislative, judicial, or administrative law, rule, policy, decision, decree, order, or failure to act), failure of title, or non-performance of Doyon not otherwise resulting in a breach of this Agreement, the performance of its obligations hereunder with respect to that Block and its associated Area of Interest (except the making of payments pursuant to Section 3) shall be suspended for the period that such cause prevents North Star from so performing its obligations and the term of this Agreement, the Option Period as to the Block and associated Area of Interest to which the force majeure applies, and all other time restrictions as to that Block and associated Area of Interest shall be extended by the number of days as such cause exists. If the event of force majeure prevents North Star from satisfying its obligations to perform field work during the field season, the extension of the term of this Agreement and the Option Period shall be for a number of days during the next succeeding field season equal to the number of days that force majeure prevented field work. Exploration Expenditures not completed during any year shall be added to the Exploration Expenditure commitments in the next year, unless otherwise agreed. The party claiming force majeure shall diligently pursue all reasonable means to terminate the event of force majeure or otherwise resume its activities hereunder, but nothing herein shall compel the settlement of any litigation or labor dispute. At Doyon's option, this Agreement shall terminate with respect to any Block for which a force majeure existed and is not cured (for whatever reason) for a period of 24 months.

16. ASSIGNMENT AND SUBLEASE

      (a) Neither party may transfer an interest in this Agreement or the Doyon Property or any interest that is acquired hereunder or is subject hereto without first obtaining the express written consent of the non-transferring party; provided, however, that either party may, subject to the remaining terms and conditions of this Section 16, transfer all of its interest to an Affiliate. The consent of the non-transferring party shall not be unreasonably withheld if the proposed Transferee has the financial capability and mining exploration experience in Alaska which justifies a reasonable expectation that such Transferee will be able to fulfill the obligations of the other party under this Agreement and the Mining Lease if the Option is exercised as to any Designated Area. The transferring party shall obtain and provide to the non-transferring party the proposed transferee's written agreement to assume and perform all obligations of the transferring party under this Agreement, including but not limited to the transfer restrictions in this Section 16. Any attempted transfer of an interest by any party in violation of the terms and provisions of this Section 16 shall be void ab initio and of no force and effect. North Star shall not mortgage, pledge, or otherwise encumber its interest in this Agreement or in the Doyon Property or any interest that is acquired hereunder or is subject hereto without specific reference to the fact that such mortgage, pledge, security interest, or other instrument shall be subject to all terms and provisions of this Agreement including specifically without limitation, Doyon's Royalty and Working Interest election rights under Section 13.2 and the contracting and hiring preferences set forth in Section 7. Doyon shall have the right to require North Star to disclose to Doyon all terms and conditions of any proposed transfer or assignment by North Star. The transferring party shall remain jointly and severally liable with the transferee for all obligations and liabilities accrued or incurred under the terms of this Agreement prior to the effective date of the relevant transfer. As used in this Section 16, the term "transfer" shall be broadly construed to mean the alienation of any interest whether by sale, exchange, gift, bequest or any other means, including the sale of stock, membership interest, partnership interest or other change in control in the entity holding any such interest, except that the term "transfer" shall not include Sale or Distribution to the Public. Any consent granted by and rights accruing to Doyon pursuant to this Section shall not affect the other obligations of North Star under this Agreement. Notwithstanding anything previously stated in this
            Section 16(a) to the contrary, (i) North Star recognizes Doyon's legitimate concern that if North Star should transfer an interest in this Agreement or the Doyon Property and as part of that transaction reserve or create a Reserved Interest the effect of that Reserved Interest may lessen the probability that the transferred, assigned or sublet interest would be developed into a mine and for that reason and other good and valuable reasons North Star agrees that it shall be prohibited from transferring an interest in this Agreement or the Doyon Property in a manner which shall reserve to or create in it or an Affiliate a Reserved Interest and (ii) accordingly, if the terms or conditions of any proposed transfer, assignment or sublease by North Star provide for the reservation to North Star or an Affiliate of North Star or the granting to North Star, an Affiliate of North Star or to any other party of a Reserved Interest, the parties agree that any withholding by Doyon of its consent to such proposed transfer, assignment or sublease shall be deemed conclusively to be reasonable.

      (b) In the event that North Star intends to enter into any transaction with a non-Affiliate that will result in a transfer, assignment or sublease of all or part of North Star's rights in a Block for stock or equity interest or cash, it shall give Doyon reasonable advance notice of same and shall grant, and does hereby grant, Doyon the right to receive ten percent (10%) of such stock, equity interest or cash pursuant to the terms of the Amended and Restated Equity Participation Agreement (Exhibit E hereto).

17. CONFIDENTIALITY

      17.1 General. Except as otherwise provided in or pursuant to this Section 17, all information and data obtained or generated pursuant to or in connection with this Agreement shall be owned by and the property of Doyon. During the term of this Agreement, North Star shall have the right to use, solely for the purpose of this Agreement, all data and information relating to the Doyon Property owned or controlled by Doyon or obtained or generated pursuant to, or in connection with, this Agreement by either Doyon or North Star. Except as otherwise provided in or pursuant to this Section 17, all information obtained pursuant to or in connection with this Agreement shall be held confidential by Doyon and North Star. Except for information disclosed pursuant to Section 17.2(b)(3), Section 17.2(b)(4), Section 17.2(b)(5), Section 17.3(b)(3), Section
17.3(b)(4) or Section 17.3(b)(5), all information obtained or generated pursuant to or in connection with this Agreement (including but not limited to all monthly and annual reports prepared hereunder) shall recite on the first page thereof the following paragraph, set off in such manner as will call attention to the confidential nature of the contents thereof:

                   NOTICE OF DUTY TO MAINTAIN CONFIDENTIALITY

            The information contained herein is or may be the exclusive property of Doyon, Limited or North Star Exploration, Inc. Disclosure of such information is permitted only under certain circumstances set out in
            Section 17 of that certain Amended and Restated Option Agreement by and between Doyon, Limited and North Star Exploration, Inc. dated effective as of January 1, 2002 ("Option Agreement") and then only after the party receiving such information has agreed in writing to hold such information confidential and not to disclose it to others. Any person receiving this information is hereby placed on notice of such provisions and of the duties and obligations pertaining to such information.

      17.2 Disclosures During Term of Agreement.

      (a) Except as otherwise provided in or pursuant to this Section 17.2, during the term of this Agreement all information and data obtained or generated pursuant to or in connection with this Agreement shall not be disclosed by Doyon or North Star to any third party or to the public, including press releases, without the prior written consent of the non-disclosing party.

      (b) The consent required by this Section 17.2 shall not apply to a disclosure

            (i) to an Affiliate, employee, consultant, contractor, or subcontractor that has a bona fide need to be informed, or

            (ii) to a governmental agency or to the public, whether pursuant to a public offering or otherwise, which the disclosing party believes in good faith is required by pertinent law or the rules of any stock exchange.

In any case to which this Section 17.2(b) is applicable, the disclosing party shall give notice to the other party of the contents of such disclosure at least fifteen days prior to the making of such disclosure, unless the disclosing party believes in good faith that a more rapid disclosure is required by pertinent law or the rules of any stock exchange (in which event such notice shall be given as much in advance as possible but in any event no later than contemporaneously with the disclosure). As to any disclosure pursuant to Section 17.2(b)(i), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure by executing a confidentiality agreement incorporating the nondisclosure obligations of this Section 17.

      17.3 Disclosures After Expiration or Termination of Agreement.

      (a) Except as otherwise provided in or pursuant to this Section 17.3 or in any Mining Lease executed pursuant to this Agreement, after the expiration or termination of this Agreement in full or as to any particular property (1) Doyon shall own and shall be free to disclose any or all information and data obtained or generated pursuant to or in connection with this Agreement to any third party or to the public, including press releases, without the consent of North Star but (2) North Star shall not disclose any information or data obtained or generated pursuant to or in connection with this Agreement to any third party or to the public, including press releases, without the prior written consent of Doyon, and shall return all information or data in its possession or controlled by it to Doyon.

      (b) The consent of Doyon required by this Section 17.3 shall not apply to a disclosure by North Star

            (i) to an Affiliate, employee, consultant, contractor, or subcontractor that has a bona fide need to be informed, or

            (ii) to any third party with whom North Star contemplates entering into an agreement, or

            (iii) to any third party seeking to acquire, other than pursuant to a public offering, an equity interest in North Star Exploration or an Affiliate thereof pursuant to an offering memorandum or similar document, or

            (iv) to other regional Native Corporations which the disclosing party believes in good faith is required by pertinent law, or

            (v) to a governmental agency or to the public, whether pursuant to a public offering or otherwise, which the disclosing party believes in good faith is required by pertinent law or regulation or the rules of any stock exchange.

In any case to which this Section 17.3(b) is applicable, North Star shall give notice to Doyon of the contents of such disclosure at least five days prior to the making of such disclosure, unless North Star believes in good faith that a more rapid disclosure is required by pertinent law or the rules of any stock exchange (in which event such notice shall be given as much in advance as possible but in any event no later than contemporaneously with the disclosure). As to any disclosure pursuant to Section 17.3(b)(i) or Section 17.3(b)(ii), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure by executing a confidentiality agreement incorporating the nondisclosure obligations of this Section 17.

      17.4 Exceptions To Consent Requirements. The limitations and restrictions imposed by this Section 17 shall not apply to disclosures of information and data that the disclosing person can establish was owned by the disclosing person prior to the execution of this Agreement or information or data that the disclosing person can establish is in the public domain other than as a result of a disclosure in violation of any provision of this Section 17.

      17.5 Use of Doyon Logo and Name. No use of the Doyon logo or the name "Doyon" or "Doyon, Limited" shall be made by North Star or any Affiliate of North Star without the written permission of Doyon. Nothing herein shall prevent North Star or Affiliates of North Star, in any written or oral communications, from referring to Doyon by name when describing this Agreement or activities undertaken pursuant to this Agreement, from describing any Doyon Property using the same or a similar term, from describing activities undertaken pursuant to this Agreement as "the Doyon Project", etc.

18. GENERAL PROVISIONS

      18.1 Notice. Any notices required or which may be given under this Agreement shall be sent to the other party at the following addresses by overnight courier (such as FedEx, UPS, or DHL) or by facsimile:

                  To North Star:      North Star Exploration, Inc
                                      12600 West Colfax, #C-500
                                      Lakewood, CO  80215-3735
                                      Attn: Walter W. Tyler
                                      Phone: (303) 986-0100
                                      Fax:   (303) 986-0500

                  with copies to:     Randy L. Parcel, Esq.
                                      Perkins Coie LLP
                                      1899 Wynkoop Street, Suite 700
                                      Denver, CO  80202
                                      Phone: (303) 291-2317
                                      Fax:   (303) 291-2400

                  To Doyon:           Doyon, Limited
                                      Doyon Plaza
                                      1 Doyon Place
                                      Suite 200
                                      Fairbanks, Alaska 99701-2941
                                      Attn:  Vice President, Lands and Natural
                                             Resources
                                      Phone: (907) 459-2030
                                      Fax:   (907) 459-2062

                  with a copy to:     General Counsel
                                      Doyon, Limited
                                      Doyon Plaza
                                      1 Doyon Place
                                      Suite 300
                                      Fairbanks, Alaska 99701-2941
                                      Phone: (907) 459-2000
                                      Fax:   (907) 459-2060

Changes of address shall be made by giving notice thereof to the other party as allowed by this Section 18.1. Any notice so given shall be deemed to have been received by the other party if sent by private courier service, or other electronic means, on the date of delivery stamped upon the receipt or other form of electronic transmission confirmation.

      18.2 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Alaska.

      18.3 Arbitration.

      (a) Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the American Arbitration Association's Commercial Arbitration Rules then in effect (the "AAA Rules"), only to the extent not inconsistent with the other provisions of this Section. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.ss.ss. 1 et seq. (the ------- "Act"), and the laws of the State of Alaska shall be applied by the arbitrators in resolving the substantive issues raised by such dispute, controversy or claim. All proceedings in any such arbitration shall be held in Fairbanks or Anchorage, Alaska, as mutually agreed between the parties. Judgment upon the award rendered by the arbitrators may be entered, and such judgment enforced, in any court having jurisdiction thereof. Any dispute regarding whether any issue arising under this Agreement or any Mining Lease issued hereunder or in connection with the transactions contemplated herein is subject to arbitration under this Section shall be resolved by arbitration in the manner described in this Section.

      (b) The party desiring arbitration shall give written notice to that effect to the other party and the parties shall attempt to agree on the appointment of a single arbitrator. If the parties have not so agreed within seven (7) days after service of such notice, each party shall notify the other party in writing of the name and address of the person designated to act as arbitrator on its behalf within seven days of such failure to agree. If either party fails to notify the other party of the appointment of its arbitrator within the time specified above, then the appointment of such party's arbitrator shall be made by the American Arbitration Association. If two arbitrators are designated or appointed, the two arbitrators shall together appoint a third arbitrator. If the two arbitrators are unable to agree upon the appointment of a third arbitrator within five days after both have been designated as appointed, the third arbitrator shall be selected by the American Arbitration Association. If an arbitrator fails, refuses or is unable to act, a new arbitrator shall be appointed as provided in the AAA Rules. Each arbitrator designated or appointed hereunder shall be impartial and competent and shall have recognized expertise in the subject matter of the arbitration such expertise to be with respect to such matters arising in Alaska where relevant.

      (c) The parties shall utilize the discovery provisions of the Federal Rules of Civil Procedure for the Federal District of Alaska then in effect in all arbitrations hereunder; provided, however, that the time periods provided in such rules may be shortened in the discretion of the arbitrator or arbitrators so that all discovery is completed not later than one (1) week prior to the hearing. The arbitrator or arbitrators shall commence their hearing within three months after the appointment of the last arbitrator. Not later than one week prior to the hearing date, each party shall serve on each arbitrator and on the opposing party such party's statement of facts, issues and list of witnesses and exhibits, which exhibits shall be made available for inspection and copying at the location of the arbitration proceedings by the opposing party at all reasonable hours after 9 a.m., local time on the day following the date of the service of such list. The arbitrator or arbitrators shall deliver their decision and award within one month after completion of the hearing and shall give prompt notice of their decision to each party accompanied by findings of fact and conclusions of law. Except as otherwise provided in the Act, any decision and award of a sole arbitrator or in which two arbitrators concur shall in all cases be final, binding and conclusive upon the parties and the parties agree to abide by the award. The time periods provided in this paragraph
            (c) may be shortened if, in the discretion of the arbitrator or arbitrators, the subject matter of the dispute, controversy or claim so justifies.

      (d) The fees and expenses of the arbitrator appointed by or on behalf of one party shall be borne by such party. The fees and expenses of any sole arbitrator or of any third arbitrator and all other costs of the arbitration proceedings, including but not limited to costs of a transcript of all or any portion of such proceedings, shall be borne by both parties equally, unless the arbitrator or arbitrators otherwise decide.

      18.4 Entire Agreement. This Agreement, together with any and all recitals, and attached Schedules and Exhibits, represents the entire agreement between the parties and there are no other representations, warranties or other conditions between the parties except as provided for in writing in this Agreement. Without limiting the generality of the foregoing, this Agreement supersedes any prior agreements between the parties hereto related to the subject matter herein, including letter agreements and confidentiality agreements.

      18.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the parties hereto.

      18.6 Amendments and Waiver. This Agreement may be modified or amended only by an agreement signed by both parties. Failure of either party to insist on full performance of any obligation of the other party on one or more occasion shall not waive, modify, release or alter in any manner such party's right to insist upon full performance of such obligation in the future.

      18.7 Execution in Counterparts and by Facsimile. This Agreement and the documents to be executed and delivered upon execution of this Agreement may be executed in counterparts, and delivery thereof may be accomplished by transmitting an executed signature page to the other party by facsimile; provided that promptly after such delivery, originals of this agreement and all such documents, executed by all parties thereto, shall be executed, acknowledged where appropriate and shall be delivered to counsel for the respective parties. This Agreement shall not become effective unless and until both parties execute this Agreement, and all consideration to be delivered to Doyon upon execution of this Agreement, as described in Section 3.1, has been delivered to Doyon.

      18.8 Headings. The paragraph headings in this Agreement are inserted for convenience only and shall not be considered a part of this Agreement or used in its interpretation.

      18.9 Time of Essence. Time shall be of the essence of this Agreement.

      18.10 Currency. All monetary amounts specified in this Agreement are denominated in United States Dollars.

      18.11 Further Assurances. Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement. The parties recognize that the land acreage described in Schedules A-1 through A-5, to this Agreement are very large. Accordingly, they recognize that in preparing the Schedules A-1 through A-5 typographical errors may have occurred. As a result, they further agree that to the extent conflicts may exist between maps which are Exhibits and the legal descriptions which are Schedules, the maps shall control. Also, in accordance with the intent of this Section 18.11, the parties recognize that further review of the legal descriptions contained in the Schedules is ongoing and that within a matter of weeks changes to correct typographical errors may be presented for those Schedules. If so, they will cooperate in the execution of an amendment to this Agreement to reflect the proper legal descriptions or in the replacement of those Schedules. The parties further agree, for themselves and their respective successors and assigns, to cause their respective Affiliates, and the Affiliates of their respective successors and assigns, to take all actions and execute all additional documents as are reasonably necessary or appropriate to effectuate the purpose and intent of this Agreement.

      18.12 Rule Against Perpetuities. All interests created under or pursuant to this Agreement must vest within (a) twenty-one (21) years, less one (1) day, after the death of the last survivor of the individuals executing this Agreement or (b) such longer time as may be authorized by Alaska Statutes ss. 34.27.050 - 34.27.090, the Uniform Statutory Rule Against Perpetuities.

      18.13 Conflicts Between Exhibits and Schedules. In case of any conflict between the maps included in the Exhibits hereto and the property descriptions contained in the Schedules hereto, the Schedules shall control.

                                        DOYON, LIMITED

                                        By:
                                            ------------------------------------
                                                  Orie Williams
                                                  President and CEO


                                        NORTH STAR EXPLORATION, INC.

                                        By:
                                            ------------------------------------
                                                    Walter W. Tyler
                                                    President

                                    EXHIBIT B
                        CONVEYANCE OF OVERRIDING ROYALTY
  (Attached to and forming a part of the Amended and Restated Option Agreement dated effective January 1, 2002
            between Doyon, Limited and North Star Exploration, Inc.)

RECORD THIS INSTRUMENT IN THE _______________ RECORDING DISTRICT

RETURN THIS INSTRUMENT TO:  Doyon, Limited
                            Doyon Plaza
                            1 Doyon Place
                            Suite 200
                            Fairbanks, Alaska 99701-2941
                            Attn: Vice President, Lands and Natural Resources

INDEX THIS INSTRUMENT AS FOLLOWS:

         Grantor: North Star Exploration, Inc.

         Grantee: Doyon, Limited

********************************************************************************

                        CONVEYANCE OF OVERRIDING ROYALTY

THIS CONVEYANCE OF OVERRIDING ROYALTY (this "Conveyance"), given this ____ day of _____________, 200_, by NORTH STAR EXPLORATION, INC. ("North Star"), a Nevada corporation the address of which is 12600 West Colfax, #C-500, Lakewood, Colorado 80215-3735, to DOYON, LIMITED, an Alaska Native regional corporation the address of which is Doyon Plaza, 1 Doyon Place, Suite 200, Fairbanks, Alaska 99701-2941.

                                   WITNESSETH:

THAT FOR and in consideration of $10.00 and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, North Star and Doyon hereby agree and act as follows:

1. Definitions

      As used in this Conveyance, unless the context otherwise requires, the following terms have the following meanings:

      "Affiliate" means a person, partnership (limited, general or otherwise), limited liability company, joint venture, corporation, or other entity or form of enterprise which, whether through equity ownership or through contractual obligations: (i) can control, either directly or indirectly, or be controlled by a party hereto, or such party's successors or assigns, or (ii) is under the common control, with a party hereto, or such party's successors or assigns, directly or indirectly, of a third person or other entity.

      "Alluvial Placer Gold Occurrences" means those gold occurrences which have resulted from the operation of rivers and streams including the sediments laid down in river and stream beds, flood plains, lakes, fans at the foot of mountain slopes, and estuaries and which can be developed through use of traditional placer mining techniques employing screening and trapping by use of gravity separation only; if minerals need to be crushed or otherwise processed prior to gravity separation, those materials and the gold found therein are not alluvial placers.

      "Base Metals" means copper, lead, tin, zinc, and non-precious metals.

      "Fair Market Value" of Mineral Products shall be determined on a unit basis as follows:

      (i) Refined gold bullion shall be valued on the basis of the average of the daily London Bullion Brokers Second Gold Fixing for the five business days prior to the deposit of the bullion into North Star's account at the refiner's place of business;

      (ii) Refined silver bullion shall be valued on the basis of the average of the daily Handy-Harman Noon Silver Quotation for the five business days prior to the deposit of the bullion into North Star's account at the refiner's place of business;

      (iii) Base Metals shall be valued on the basis of an agreed, recognized published index value for the particular metal, such as the London Metals Exchange ("LME"). In the absence of such agreed indexed value, the Fair Market Value shall be the proceeds actually received by North Star during the calendar quarter from the sale of such refined or processed metals, subject to Section 15 of the Lease Form in the case of agreements or arrangements between North Star and North Star's Affiliates;

      (iv) Platinum Group Metals shall be valued on the greater of the average of the daily Englehard quotation for: [A] industrial platinum, or [B] industrial palladium, for the five business days prior to the deposit of the metal into North Star's account at the refiner's place of business; and

      (v) As to all other Mineral Products (i.e., to the extent not covered in clauses (i), (ii) or (iii) above, the Fair Market Value shall be equal to the amount of the proceeds actually received by North Star during the calendar quarter from the sale of such other Mineral Products, subject to Section 15 of the Lease Form in the case of agreements or arrangements between North Star and North Star's Affiliates.

      "Feasibility Study" means a written report prepared by an independent mining consultant selected by North Star and approved by Doyon (whose approval shall not be unreasonably withheld) setting forth in detail an analysis of the economic and commercial viability of conducting operations for the production and sale of Mineral Products from the Lands that recommends that all or part of the Lands should be brought into commercial production. It shall also describe in detail the method by which commercial production should be achieved and continued, including, where applicable, reasonably anticipated exploration costs which a joint venture formed under the Option Agreement or Lease Agreement would undertake to identify and quantify new mining reserves on the Lands and shall also contain an analysis of applicable environmental and reclamation laws and an estimate of the cost of complying with such laws. Such report shall be in such form as is ordinarily necessary to satisfy substantial international financing institutions for the purpose of determining the advisability of providing project financing on a commercially competitive basis taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry in the United States. During the preparation of any Feasibility Study, North Star shall make available to Doyon for review all drafts of the Feasibility Study as they become available to North Star together with all data upon which the Feasibility Study or drafts are based; provided, however, nothing herein contained shall be deemed to give Doyon any right of approval with respect to such drafts. Upon reasonable notice Doyon shall be invited to attend all formal project review meetings between the consultant and North Star held in connection with the preparation of any Feasibility Study.

      "Lands" means the particular lands depicted or described in Exhibit __ and described on Schedule __ (Part 1) attached hereto [all of the lands included within the Subject Property].

      ["Lease Agreement" means that certain Mining Lease dated ____________, ____, between Doyon and North Star, a memorandum of which was recorded on
__________, _____, at Book ____, Page ____, _____________ Recording District.]

      "Lease Form" means that certain Form of Mining Lease constituting Exhibit F to the Option Agreement.

      "Mineral(s)" means all substances (whether metallic or non-metallic) occurring naturally in the earth but excluding Other Minerals.

      "Mineral Products" means all Ores produced from the Subject Property which are sold, processed, or refined for their Mineral content or their Other Minerals content and all products derived from such processing or refining including, without limitation, dore bullion, precipitates, and concentrates of Minerals or Other Minerals.

      "Net Smelter Returns" means the Fair Market Value of Mineral Products, less, but only to the extent actually incurred or paid by North Star, the following (and only the following, without duplication):

      (i) Charges and costs, if any, for transportation (including related storage and insurance costs) from North Star's mine, mill, or other processing or refining facility on the Subject Property to the places where the Mineral Products and

            Minerals are sold; plus charges and costs, if any, for transportation (including related storage and insurance costs) of Mineral Products to any contract mill or refinery and from there to the places where such Mineral Products are sold;

      (ii) Smelter or refinery costs and charges, including assaying and sampling costs, umpire charges and penalties, if any, incurred upon smelting or refining Mineral Products. In the event smelting or refining is carried out in facilities owned or controlled, in whole or in part, by North Star, or by an Affiliate of North Star, charges and penalties for such operations shall mean the amount North Star would have incurred if such operations were carried out at facilities not owned or controlled by North Star then offering comparable services for comparable products on prevailing terms; and

      (iii) Sales, use, gross receipts, severance and other taxes, if any, payable with respect to severance, removal, sale, or disposition of Mineral Products but excluding any taxes on net income as well as any revenue or net proceed taxes.

With respect to heap leaching, in situ leaching or other solution mining methods, in determining Net Smelter Returns there shall be no deduction whatsoever for any processing, recovery or refining costs incurred up to the point at which the final Mineral Product produced or refined by North Star is obtained, including without limitation the costs of mining, crushing, dump preparation, pad construction and preparation, distribution of leach solutions or other mining and preparation costs, transportation of solutions or slurries to the refining processes, refining of slurry or concentrates, preparation of dore bullion or other refined Mineral Products for sale to a purchaser or delivery for final treatment by a third party, and the costs of reclamation or other environmental compliance relating to any of the foregoing.

      "Option Agreement" means that certain Amended and Restated Option Agreement dated effective January 1, 2002, between Doyon and North Star, a memorandum of which was recorded on ________, _____, at Book __, Page __, ____________ Recording District.

      "Ore" means all material produced from the Subject Property that contains one or more Minerals and which in the sole discretion of North Star justifies either (i) mining, extracting, or recovering from a place in the Subject Property and selling or delivering to a processing plant or refiner for physical or chemical treatment, or (ii) treating in situ in the Subject Property by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, nature or introduced, recovered by or for North Star from the Subject Property and sold, processed, or refined by or for North Star, and all Mineral and non-Mineral components of all such materials and solutions.

      "Other Minerals" means all Alluvial Placer Gold Occurrences, geothermal resources, sand, gravel, shot rock, aggregate, rock, building stone, limestone, peat, coal, lignite, oil, gas, other liquid or gaseous hydrocarbons, and all other substances occurring and producible naturally only as gases, liquids, or fluids from wells.

      "Platinum Group Metals" means platinum, palladium, iridium, osmium, rhenium and rhuthenium.

      "Precious Minerals" means gold, silver and other precious minerals (such as diamonds) and any such by-product minerals produced from Ores, but not including any Platinum Group Metals.

      "Subject Property" means the particular interests in the Lands owned by North Star and described on Schedule __ (Part 2) attached hereto.

2. Conveyance

      North Star hereby GRANTS, CONVEYS and SPECIALLY WARRANTS (as set forth below) to Doyon and its successors and assigns a royalty interest in and to the Subject Property equal to the following, TO HAVE AND TO HOLD FOREVER:

      The amount, calculated from time to time, by subtracting (A) the royalties or other interests in Minerals, Other Minerals or Mineral Products derived from the Subject Property that were reserved by or are otherwise owed to the party or parties from whom North Star acquired the Subject Property or such party's or parties' predecessors-in-interest from (B) the Net Smelter Returns royalty that would be payable under Section 4.4 of the Lease Form if the Subject Property were subject to a lease in the form of the Lease Form; provided, however, that in no case shall the royalty payable to Doyon hereunder be less than one percent (1%) of the Net Smelter Returns derived from or that would be attributable to the Subject Property if the Subject Property were subject to a lease in the form of the Lease Form.

      North Star hereby SPECIALLY REPRESENTS, COVENANTS, and WARRANTS to Doyon and its successors and assigns that (1) North Star owns the Subject Property free and clear of any liens, encumbrances, or other interests of third parties arising by, through, or under North Star, but not otherwise, (2) North Star has the right and power to make and deliver this Conveyance, and (3) North Star shall defend the title conveyed to Doyon by this Conveyance.

3. Other Provisions

      Doyon hereby acknowledges that North Star does not now and shall never have any express or implied obligation to explore, develop, or mine the Lands.

      Doyon hereby acknowledges that North Star may use the Lands for any and all purposes that North Star deems necessary or desirable, including but not limited to the construction, use, and maintenance of tailings dams and ponds, waste dumps, or other facilities necessary or desirable to support mining operations on lands other than the Lands.

      If North Star ever elects to abandon any or all of the Subject Property, North Star shall first offer such interests to Doyon, for no additional consideration. Doyon shall have a 45-day period in which to elect to receive a conveyance and assignment of such offered interests. If Doyon timely elects to receive such a conveyance and assignment, North Star shall promptly execute, acknowledge, and deliver the same to Doyon and Doyon shall promptly accept such conveyance and assignment and expressly assume in writing any and all obligations of North Star, if any, respecting such interests.

      The grant made hereby is effective only with respect to the Subject Property. If the Subject Property comprises less than 100% of the working interest in the Lands, then the royalty payable to Doyon hereunder shall be equal to the product of (A) the royalty that would be payable hereunder if the Subject Property comprised 100% of the working interest in the Lands times (B) the percentage of said working interest included in the Subject Property.

4. Notice of Right to Acquire Undivided Interest

      The parties to this Conveyance hereby notify all other persons that pursuant to [Section 13.2(b) and Exhibit E of the Option Agreement] [Section 19 of the Lease Agreement] North Star has granted to Doyon the option to acquire an undivided portion of the interest of North Star in the Subject Property, which option is exercisable by Doyon upon the delivery to Doyon of a Feasibility Study relating to the Subject Property.

GIVEN on the date first set forth above.

                                    NORTH STAR EXPLORATION, INC.

                                    By:
                                      ------------------------------------------
                                                      President

STATE OF ALASKA                     )
                                    ) ss.
BOROUGH OF _________                )

      On this ___ day of ___________, 200_, personally appeared
__________________, who acknowledged himself to be the President of North Star Exploration, Inc., and who acknowledged before me that he, as such President, being authorized so to do, executed the foregoing Conveyance of Overriding Royalty for the purposes therein contained.

      In witness whereof I hereunto set my hand and official seal.

[ S E A L ]
                                        ----------------------------------------
                                        Notary Public

                                        My commission expires:
                                                              ------------------

                                    EXHIBIT C
                 THIRD PARTY PROPERTY WORKING INTEREST ELECTIONS
  (Attached to and forming a part of the Amended and Restated Option Agreement dated effective January 1, 2002
            between Doyon, Limited and North Star Exploration, Inc.)

1. Doyon's Election.

      Within 150 days after North Star's submission to Doyon of (i) two (2) copies of a Feasibility Study for a Mine to be developed within acquired Third Party Property within the Area of Interest; (ii) an accounting of the expenditures made by North Star on that acquired Third Party Property; and,
(iii) evidence of North Star's good faith intention to develop a Mine consistent with the recommendations in the Feasibility Study expressed by, for example, certified copies of the authorizing resolutions of the boards of directors of North Star and all relevant Affiliates, Doyon may elect to participate in the proposed Mine as a working interest participant at any level of working interest between a minimum of ten percent (10%) of one hundred percent (100%) of the interest acquired by North Star, notwithstanding any subsequent conveyance by North Star to third parties and a maximum of twenty percent (20%) of one hundred percent (100%) of such interest, by providing written notice to North Star. The right to acquire such working interest shall be free and clear of any encumbrances or burdens created by, through, or under North Star except for the requirement to reimburse prior expenditures as provided in Section 2 of this Exhibit C, and shall be a burden on any transfers of such interests by North Star to Affiliates or to third parties. Doyon and North Star recognize the high risks and uncertainties involved in the interpretation of any information provided by North Star pursuant to a Feasibility Study. North Star's interpretation or analysis of any information shall be made in good faith and based on its expertise, provided however that North Star makes no representations or warranties respecting the accuracy or completeness of any information and shall not be liable or responsible to Doyon or third parties for any damages or injury arising out of or resulting from any information or reliance thereon.

2. Contribution by Doyon upon Election.

      If Doyon elects to participate in a proposed Mine after submission by North Star of a Feasibility Study for a Mine, then within 60 days after its election to participate Doyon shall contribute to a joint venture formed pursuant to Section 3 of this Exhibit C, an amount as its initial contribution equal to Doyon's required proportionate share of North Star's expenditures on the relevant acquired Third Party Property from the effective date of the acquisition of the Third Party Property calculated using the following equation:

                                  A = BC/(1-B)

where A equals Doyon's initial contribution amount due, B equals Doyon's chosen percentage interest expressed as a decimal, and C equals North Star's cumulative expenditures.

Such contribution shall be applied by the manager of the joint venture to pay one hundred percent (100%) of venture expenses until such funds are exhausted, with the income tax deductions for such expenses, if any, being allocated to Doyon in Doyon's discretion. If Doyon fails to timely make the contribution required by this Section 2, then its election to participate shall be null and void and any joint venture prepared pursuant to Section 3 below shall be of no further force and effect and Doyon shall, upon request, provide North Star with evidence in writing, in recordable form, indicating that Doyon has no working interest in the proposed Mine and no participating interest in any joint venture prepared for the proposed Mine.

3. Negotiation of Joint Venture.

      The parties agree to negotiate in good faith a form of joint venture agreement by not later than __________, 200_ to control the joint operation of those areas in which Doyon elects to participate. If the parties are unable to agree upon such a form, Model Form Mining Venture Agreement Form 5A published by the Rocky Mountain Mineral Law Foundation ("Form 5A"), as amended from time to time and modified to include the points listed below, shall serve as the basis for the joint venture agreement between the parties. The parties contemplate that, among other things, the joint venture agreement will provide as follows:

      (i) North Star shall act as manager subject to removal by Doyon for breach of its duty of care as set forth in the current Form 5A or upon the occurrence of any such event as gives rise to a deemed offer to resign as manager under the current Form 5A;

      (ii) a management committee, consisting of two representatives of Doyon and two representatives of North Star, shall be established to determine overall policy, objectives, procedural methods and actions under the agreement, with voting to be in accordance with the parties' respective participating interests;

      (iii) North Star, shall be entitled to charge the venture account in accordance with the Accounting Procedure to the current Form 5A, but the administrative charge set forth in Section 2.13 of said Accounting Procedure may not exceed the following percentage of "Allowable Costs" during any particular phase:

            After delivery of Feasibility Study and before
            Commercial Production, on Allowable Costs
            incurred through use of independent contractors:              1.5%

            After delivery of Feasibility Study and before
            Commercial Production, on all other Allowable Costs:          3.0%

            After Commercial Production has been achieved:                3.0%

     (iv) there shall be a right of first offer provision, which shall be different from and separate from any rights of a party under that certain Equity Participation Agreement dated as of the same date as the Option Agreement, under which a party shall have the right to purchase the other party's interest in the joint venture upon any attempted transfer of interest or material default by the other party as well as a right to require a party desiring to transfer or to obtain project financing for its interest to make reasonable efforts to transfer or obtain project financing for the other party's interest in the joint venture simultaneously and on substantially similar terms and conditions, but such right of first refusal shall have no application to a party's Sale or Distribution to the Public (as defined in the Option Agreement) of all or part of such party's interest provided that such party offers the other party "piggyback" rights whereby it will include in such public sale or distribution the same proportion of the other party's interest in the joint venture as the proportion of the offering party's interest that is included in such sale or distribution;

     (v) there shall be dilution of a party's participating interest on a pro-rata basis because of a timely election by the diluting party not to pay its proportionate share of costs or an equity reduction resulting from another cause, provided that if a party's participating interest drops below 5%, that party's participating interest shall be converted to a 2% net proceeds interest royalty;

     (vi) the parties shall have the right to take in kind their share of production of Mineral Products from the Premises;

     (vii) the agreement shall form a general partnership for a limited purpose under the laws of the State of Alaska and for federal and state tax purposes;

     (viii) record title to the acquired Third Party Property shall be held in the partnership name;

     (ix)   Alaska law shall govern the interpretation of the agreement; and

     (x) there shall be a one (1) mile area of interest provision similar to the area of interest provision contained in the Mining Lease.

     (xi) The parties intend that in using Form 5A they will incorporate necessary changes required by tax law changes as passed from time to time.

   Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended portions of this document have been omitted. The omitted portion has been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT E
                              AMENDED AND RESTATED
                         EQUITY PARTICIPATION AGREEMENT
    (Attached to and forming a part of Amended and Restated Option Agreement dated effective as of January 1, 2002
            between Doyon, Limited and North Star Exploration, Inc.)

      THIS AMENDED AND RESTATED EQUITY PARTICIPATION AGREEMENT (this "Agreement"), dated effective as of May 27, 1997, but executed by the parties on the dates shown below, is between Doyon, Limited and EMEX Corporation, a Nevada corporation ("EMEX").

                                    RECITALS

      A. Doyon and North Star Exploration, Inc., a Nevada corporation, ("North Star") have entered into an agreement (the "1997 Option Agreement") dated effective May 27, 1997 and have amended and restated the 1997 Option Agreement by that certain Amended and Restated Option Agreement dated effective January 1, 2002 (the "2002 Option Agreement").

      B. The purposes of North Star include exploration for and development of minerals on land and interests owned by Doyon, or within the Area of Interest or Buffer Zone (as defined in the 2002 Option Agreement) of the Doyon lands and interests, in the State of Alaska.

      C. At the date of the execution of the 1997 Option Agreement, the shareholders of North Star were David H. Peipers; The Cornerhouse Limited Partnership, a New York limited partnership of which David H. Peipers is the general partner; The Windsome Limited Partnership, a New York limited partnership of which David H. Peipers is the general partner; and Universal Equities Ltd., a Delaware corporation controlled by Milton E. Stanson and Vincent P. Iannazzo. The said David H. Peipers, The Cornerhouse Limited Partnership, The Windsome Limited Partnership, Universal Equities Ltd., Milton
E. Stanson and Vincent P. Iannazzo are herein referred to as the "Other Investors."

      D. As a condition to entering into the 2002 Option Agreement, (i) EMEX has agreed contemporaneously to entering into this Agreement, (ii) EMEX desires to ratify Doyon's ten percent (10%) equity interest in each of North Star, Zeus Consolidated Holdings, Inc., Platinum-Palladium Holdings, Inc., Alaska Energy Fuels, Inc. and Northway Holdings Corporation (collectively the "Other Entities"), (iii) Doyon desires to obtain the commitment of EMEX to allow Doyon the opportunity to maintain its equity interest in North Star and the Other Entites, and to acquire an interest in certain other entities in which EMEX or the Other Entities may acquire an equity interest in the future, all on the terms and conditions set forth herein, (iv) North Star and EMEX desire to grant to Doyon the right to receive certain consideration in the event North Star transfers, assigns or sublets an interest in the 2002 Option Agreement or the Doyon

Property and North Star and EMEX are willing to grant these considerations to Doyon as partial consideration for Doyon's execution of the 2002 Option Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the other agreements, representations and covenants set forth below, the parties hereto agree as follows:

      1. Representation by EMEX. EMEX hereby covenants, represents and warrants to Doyon that (i) the Other Investors have exchanged all their interests in North Star for shareholder interests in EMEX,
            (ii) the Other Investors own no continuing interest in North Star other than through their interest in EMEX, the parent company of North Star, and (iii) EMEX is the successor of all equity interests in North Star formerly owned by the Other Investors.

      2. Grant of Equity Interest in North Star. EMEX hereby ratifies and confirms its, or the Other Investors', grant to Doyon of a ten percent (10%) equity interest in North Star and agree, to the extent not already accomplished, they promptly shall deliver to Doyon stock certificates evidencing Doyon's equity interest in North Star.

      3. Preemptive Rights in North Star. In the event that EMEX acquires an equity interest in North Star from North Star after the date of this Agreement, EMEX shall offer to Doyon the right to acquire, on the same terms and at EMEX's acquisition cost, that portion of EMEX's interest in the new equity of North Star sufficient to maintain Doyon's proportionate interest in the total equity of North Star then held by Doyon and EMEX in the aggregate to the proportion of such aggregate equity Doyon held immediately prior to EMEX's acquisition of the new equity interest in North Star. For purposes of this paragraph 3, Doyon's proportionate interest in the equity of North Star shall include any such equity interest Doyon acquires directly from North Star at the time EMEX acquires its new equity interest in North Star.

      4. Participation in Other Entities. In the event that North Star, EMEX or the Other Entities, or any of them, acquire an equity interest in any entity other than North Star that holds or proposes to hold any mineral rights in the State of Alaska (or any entity that holds such rights) North Star or EMEX or the Other Entities, as the case may be, shall offer to Doyon the right to acquire, on the same terms and for the same acquisition cost, that portion of North Star's, EMEX's or the Other Entities' equity interest in the entity equal to the percentage interest of Doyon in the combined equity interest of Doyon and EMEX in North Star. The provisions of this paragraph 4 shall not apply to acquisitions by North Star, EMEX or the Other Entities of (a) less than 1% of the equity in any publicly traded company, or (b) an equity interest in those companies holding the mineral rights listed on Schedule 1 attached hereto, unless any such company increases its interest in mineral rights in the State of Alaska after May 27, 1997. The parties recognize that pursuant to
            Section 3 of that certain Equity Participation Agreement dated

            May 27, 1997 among the parties hereto (the "Original Participation Agreement") the Other Investors or EMEX have heretofore granted equity interest to Doyon in the following entities in the following percentages:

              Entity                            Doyon Shares      % Ownership
              ------                            ------------      -----------
              North Star Exploration, Inc.         2,000,000               10%
              Zeus Consolidated                        2,500               10%
                 Holdings, Inc.
              Platinum Palladium                   2,000,000               10%
                 Holdings, Inc.
              Northway Holdings                          200               10%
                 Corporation
              Alaska Energy Fuels, Inc.            2,000,000               10%

            The parties intend that if pursuant to the Original Participation Agreement the Other Investors or EMEX fail to grant equity interests to Doyon in entities created by either EMEX or the Other Investors in accordance with the terms of the Original Participation Agreement, then EMEX shall promptly cause said grant to be made to Doyon and certificates evidencing the grant delivered to Doyon.

      5. Procedures. Whenever North Star or EMEX is required to make an offer to Doyon under paragraphs 3 or 4 above, such offer shall be made in writing within 30 days of North Star's or EMEX's purchase, shall contain all of the information needed by Doyon to evaluate the offer, and shall be sent in accordance with the provisions of paragraph 9. If such notice is not provided, Doyon shall continue to have the right to purchase such equity interest until such notice is provided. Doyon shall have 30 days after receipt of the offer to purchase all, but not less than all, of the equity interests offered, and to pay for such interests by wire transfer to an account provided by the offeror in the notice of the offer.

      6. Purchases by Other Investors. For purposes of this Agreement, North Star, EMEX or the Other Entities shall be deemed to have purchased equity interests as described in paragraphs 3 and 4 above if such purchases were made either directly by North Star, EMEX or such Other Entities or indirectly for their beneficial interest, which shall include any purchases for or on behalf of any person or entity controlled by, controlling, or under common control with, EMEX.

      7. Registration and Sales Rights. To the extent permissible under applicable laws and regulations, EMEX hereby grants to Doyon all registration rights (demand, piggy back, or otherwise) and all other rights granted to EMEX by North Star or any of the Other Entities that assist or facilitates such holder's sale or other transfer of shares of North Star or the applicable entity, all with the intention of providing to Doyon the opportunity to sell or otherwise transfer its equity interest in North Star or the Other Entities equal to the opportunity to sell or otherwise transfer shares held by EMEX or the Other Entities. If EMEX desires to sell any of its shares, it shall promptly notify Doyon of its intention and shall provide Doyon with the opportunity to sell in the same transaction that percentage of Doyon's shares of North Star or such Other Entities equal to the percentage of EMEX shares that EMEX proposes to sell in the transaction. The rights of Doyon set out in the previous two sentences shall terminate at such time as Doyon's shares in North Star or in such Other Entities are freely tradeable on the Toronto Exchange or a comparable national Canadian or U.S. stock exchange, or other foreign stock exchange approved by the parties hereto.

      8. Transfer Consideration. In the event that North Star elects pursuant and subject to the provisions of Section 16 of the 2002 Option Agreement to transfer, assign or sublet an interest in the 2002 Option Agreement or the Doyon Property or any interest that is acquired thereunder or is subject thereto for cash consideration or a stock or equity interest, then EMEX and North Star agree that Doyon shall receive ten percent (10%) of such cash, stock and equity interest that is either distributed to North Star's shareholders or if not distributed, used by North Star for corporate purposes other than funding for the 2002 Option Agreement or any Mining Leases issued pursuant thereto. Any stock or equity interest received by Doyon pursuant to this paragraph 8 shall carry with it the same preemptive rights, participation rights, sales rights, registration rights and tag along rights granted to Doyon by this Agreement.

      9. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service (provided written or electronic confirmation of receipt is received) or three business days after being mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice:

                   To Doyon:

                   Doyon, Limited
                   Doyon Plaza
                   Suite 200
                   Fairbanks, Alaska 99701-2941
                   Attention:  Vice-President, Land and Natural Resources
                   Fax:  (907) 459-2062
                   Telephone:  (970) 459-2030

                            with copies to

                   General Counsel
                   Doyon, Limited
                   Doyon Plaza

                   Suite 300
                   Fairbanks, Alaska 99701-2941
                   Fax:  (907) 459-2060
                   Telephone:  (970) 459-2000

                            and

                   Holme Roberts & Owen LLP
                   1700 Lincoln, Suite 4100
                   Denver, CO 80203
                   Attention:  Thomas A. Richardson and Frank Erisman
                   Telecopier:  (303)866-0200
                   Telephone:  (303) 861-7000

                   To North Star:

                   North Star Exploration, Inc.
                   12600 West Colfax, #C-500
                   Lakewood, CO  80215-3735
                   Attn:  Walter W. Tyler
                   Fax:  (303) 986-0500
                   Telephone:  (303) 986-0100

                   To EMEX:

                   EMEX Corporation
                   12600 West Colfax, #C-500
                   Lakewood, CO  80215-3735
                   Attn:  Walter W. Tyler
                   Fax:  (303) 986-0500
                   Telephone:  (303) 986-0100

      10.   Miscellaneous.

            a. Intention. This Agreement is intended (i) to provide Doyon with the opportunity to maintain its proportionate interest in North Star, (ii) to allow Doyon to acquire an equity interest in other entities in which EMEX may invest that have purposes similar to North Star, i.e., to acquire and develop mineral interests in the State of Alaska, and (iii) to provide Doyon with registration rights and sales rights for Doyon's equity interests on a similar basis as EMEX and the Other Entities. This Agreement shall be interpreted liberally to accomplish such intention.

            b. Governing Law. This Agreement shall be governed by the laws of the State of Alaska.

            c. Term. This Agreement shall terminate two years after the later of (i) the date the 2002 Option Agreement is terminated; or
                  (ii) the date of termination of the last remaining Mining Lease created pursuant to the 2002 Option Agreement.

            d. Original Participation Agreement Superceded. The Original Participation Agreement is hereby amended, replaced and superceded in its entirety by this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                      DOYON, LIMITED


                                      By
                                        ----------------------------------------
                                                 Orie Williams
                                                 President and CEO
                                      Date Executed:   _______________, 2002

                                      NORTH STAR EXPLORATION, INC.


                                      By
                                        ----------------------------------------
                                                 Walt W. Tyler
                                                 President
                                      Date Executed:   _______________, 2002

                                      EMEX CORPORATION, a Nevada corporation


                                      By
                                        ----------------------------------------
                                                 President
                                      Date Executed:   _______________, 2002

                                   SCHEDULE 1

                          EXISTING OWNERSHIP INTERESTS

                 (Attached to and forming a part of Amended and
                     Restated Equity Participation Agreement
                          dated effective May 27, 1997
                   between Doyon, Limited and EMEX Corporation

      The gold and other mineral claims in the Chandalar and Talkeetna Districts set forth as follows:

      1.    Chandalar Claims

            Auri Nos. 1-143; and

      2.    Talkeetna Claims

            OC Nos. 1-78.